UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549.

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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WABASH NATIONAL CORPORATION

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WABASH NATIONAL CORPORATION

1000 Sagamore Parkway South

Lafayette, Indiana 47905

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 15, 2014

To the Stockholders of Wabash National Corporation:

The 2014 Annual Meeting of Stockholders of Wabash National Corporation will be held at the Wabash National Corporation Ehrlich Innovation Center, located at 3233 Kossuth Street, Lafayette, IN 47905, on Thursday, May 15, 2014, at 10:00 a.m. local time for the following purposes:

1.	To elect seven members of the Board of Directors from the nominees named in the accompanying proxy statement;

2.	To hold an advisory vote on the compensation of our executive officers;

3.	To ratify the appointment of Ernst & Young LLP as Wabash National Corporation’s independent registered public accounting firm for the year ending December 31, 2014; and

4.	To consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. Management is currently not aware of any other business to come before the Annual Meeting.

Each outstanding share of Wabash National Corporation (NYSE:WNC) Common Stock entitles the holder of record at the close of business on March 17, 2014, to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. Shares of our Common Stock can be voted at the Annual Meeting only if the holder is present in person or by valid proxy. Management cordially invites you to attend the Annual Meeting.

IF YOU PLAN TO ATTEND

Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Registration and seating will begin at 9:00 a.m. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors

ERIN J. ROTH
Senior Vice President
April 4, 2014	General Counsel and Corporate Secretary

IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, WE URGE YOU TO VOTE YOUR SHARES AT YOUR EARLIEST CONVENIENCE. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. PROMPTLY VOTING YOUR SHARES BY SIGNING, DATING AND RETURNING THE PROXY CARD MAILED WITH YOUR NOTICE, OR BY VOTING VIA THE INTERNET OR BY TELEPHONE, WILL SAVE US THE EXPENSE AND EXTRA WORK OF ADDITIONAL SOLICITATION. AN ADDRESSED ENVELOPE FOR WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES IS ENCLOSED WITH YOUR PROXY CARD. SUBMITTING YOUR PROXY NOW WILL NOT PREVENT YOU FROM VOTING YOUR SHARES AT THE MEETING IF YOU DESIRE TO DO SO, AS YOUR PROXY IS REVOCABLE AT YOUR OPTION. YOUR VOTE IS IMPORTANT, SO PLEASE ACT TODAY.

WABASH NATIONAL CORPORATION

1000 Sagamore Parkway South

Lafayette, Indiana 47905

PROXY STATEMENT

Annual Meeting of Stockholders on May 15, 2014

This Proxy Statement is furnished on or about April 4, 2014 to stockholders of Wabash National Corporation (hereinafter, “we,” “us,” “Company,” “Wabash,” and “Wabash National”), 1000 Sagamore Parkway South, Lafayette, Indiana 47905, in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Stockholders to be held at the Wabash National Corporation Ehrlich Innovation Center, located at 3233 Kossuth Street, Lafayette, IN 47905, on Thursday, May 15, 2014 at 10:00 a.m. local time, (the “Annual Meeting”) and at any adjournments or postponements of the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 15, 2014.

Our Annual Report and this Proxy Statement are available at www.proxyvote.com. To access our Annual Report and Proxy Statement, enter the control number referenced on your proxy card.

ABOUT THE MEETING

What is The Purpose of the Annual Meeting?

At the Annual Meeting, our management will report on our performance during 2013 and respond to questions from our stockholders. In addition, stockholders will act upon the matters outlined in the accompanying Notice of Annual Meeting of Stockholders, which include the following three proposals:

Proposal 1	To elect seven members of the Board of Directors;

Proposal 2	To hold an advisory vote on the compensation of our executive officers; and

Proposal 3	To ratify the appointment of Ernst & Young LLP as Wabash National Corporation’s independent registered public accounting firm for the year ending December 31, 2014.

Stockholders will also consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. Management is currently not aware of any other business to come before the Annual Meeting.

Who is Entitled to Vote?

Only stockholders of record at the close of business on March 17, 2014 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote the shares of common stock of the Company (“Common Stock”) that they held on the Record Date at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. Each share entitles its holder to cast one vote on each matter to be voted upon.

A list of stockholders of record as of the Record Date will be available for inspection during ordinary business hours at our offices located at 1000 Sagamore Parkway South, Lafayette, Indiana 47905, from May 5, 2014 to the date of our Annual Meeting. The list will also be available for inspection at the Annual Meeting.

Who can Attend the Annual Meeting?

All stockholders as of the close of business on the Record Date, or their duly appointed proxies, may attend the Annual Meeting.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the Annual Meeting. Alternatively, to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Annual Meeting.

What Constitutes a Quorum?

The presence at the Annual Meeting, in person or by valid proxy, of the holders of a majority of the shares of our Common Stock outstanding on the Record Date will constitute a quorum, permitting us to conduct our business at the Annual Meeting. As of the Record Date, 68,888,181 shares of Common Stock, held by 800 stockholders of record, were outstanding and entitled to vote at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting.

How do I Vote?

You can vote on matters to come before the Annual Meeting in the following four ways:

•	Visit the website noted on your proxy card to vote via the internet;

•	Use the telephone number on your proxy card to vote by telephone;

•	Vote by mail by completing, dating and signing the proxy card mailed with your notice and returning it in the provided postage-paid envelope. If you do so, you will authorize the individuals named on the proxy card, referred to as the proxies, to vote your shares according to your instructions. If you provide no instructions, the proxies will vote your shares according to the recommendation of the Board of Directors or, if no recommendation is given, in their own discretion; or,

•	Attend the Annual Meeting and cast your vote in person.

What if I Vote and Then Change my Mind?

You may revoke your proxy at any time before it is exercised by:

•	Providing written notice of revocation to the Corporate Secretary, Wabash National Corporation, 1000 Sagamore Parkway South, Lafayette, Indiana 47905;

•	By voting again, on a later date, via the internet or by telephone (only your latest internet or telephone proxy submitted prior to the Annual Meeting will be counted);

•	Submitting another duly executed proxy bearing a later date; or

•	Attending the Annual Meeting and casting your vote in person.

Your last vote will be the vote that is counted.

What are the Board’s Recommendations?

The Board recommends that you vote FOR election of the nominated slate of directors (p.4), FOR the approval of the compensation of our executive officers (p. 50), and FOR ratification of the appointment of our auditors (p. 53). Unless you give other instructions, the persons named as proxy holders on the proxy card will vote in accordance with the Board’s recommendation. With respect to any other matter that properly comes before the meeting, the proxy holders will vote in their own discretion.

What Vote is Required for Each Proposal?

The following table summarizes the vote threshold required for approval of each proposal and the effect of abstentions, uninstructed shares held by banks or brokers, and unmarked, signed proxy cards. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may elect to exercise voting discretion with respect to the appointment of our auditors. Under New York Stock Exchange (“NYSE”) Rules, this proposal is considered a “discretionary” item, meaning that brokerage firms that have forwarded this Proxy Statement to clients 25 days or more before the Annual Meeting may vote in their discretion for this item on behalf of clients who have not furnished voting instructions at least 15 days before the date of the Annual Meeting and brokerage firms that have forwarded this Proxy Statement to clients less than 25 days before the Annual Meeting may vote in their discretion for this item on behalf of clients who have not furnished voting instructions at least 10 days before the date of the Annual Meeting. If you do not give your broker or nominee specific instructions, your broker or nominee may elect not to exercise its discretion on the ratification of our auditors, in which case your shares will not be voted on this matter.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not exercise discretion to vote your shares with respect to the election of directors and the advisory vote on executive compensation. Shares for which the broker does not exercise its discretion or for which it has no discretion and for which it has received no instructions, so-called broker “non-votes,” will not be counted in determining the number of shares necessary for approval of such matters; however, those shares will be counted in determining whether there is a quorum.

On all proposals, if you sign and return a proxy or voting instruction card, but do not mark how your shares are to be voted, they will be voted as the Board recommends.

Proposal Number	Item	Vote Required for Approval of Each Item	Abstentions	Uninstructed Shares	Unmarked Proxy Cards
1	Election of Directors	Majority of votes cast	No effect	Not voted	Voted "for"
2	Advisory vote on executive compensation	Majority of shares present and entitled to vote	Same effect as "against"	Not voted	Voted "for"
3	Ratification of Appointment of Independent Auditor	Majority of shares present and entitled to vote	Same effect as "against”	Discretionary vote	Voted "for"

Who will Bear the Costs of this Proxy Solicitation?

We will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Common Stock. We may solicit proxies by mail, personal interview, telephone or via the Internet through our officers, directors and other management associates, who will receive no additional compensation for their services. In addition, we have also retained Eagle Rock Proxy Advisors, LLC to assist with proxy solicitation. For their services, we will pay a fee of $3,500 plus out-of-pocket expenses.

PROPOSAL 1

Election of Directors

Our Bylaws provide that our Board of Directors, or the Board, shall be comprised of not less than three, nor more than nine, directors with the exact number to be fixed by resolution of the Board. The Board has fixed the authorized number of directors at seven directors.

At the Annual Meeting, seven directors are to be elected, each of whom shall serve for a term of one year or until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Proxies representing shares held on the Record Date that are returned duly executed will be voted, unless otherwise specified, in favor of the seven nominees for the Board named below. In accordance with our Bylaws, each nominee, as a condition to nomination, has submitted to the Nominating and Corporate Governance Committee an irrevocable resignation from the Board that is effective only in the event a nominee does not receive the required vote of our stockholders to be elected to the Board and the Board accepts the nominee’s resignation. Each of the nominees has consented to be named in this Proxy Statement and to serve on the Board if elected. It is not anticipated that any nominee will become unable or unwilling to accept nomination or election, but, if that should occur, the persons named in the proxy intend to vote for the election in his or her stead, such other person as the Nominating and Corporate Governance Committee may recommend to the Board.

Corporate Governance Matters

Our Board has adopted Corporate Governance Guidelines (the “Guidelines”). Our Board has also adopted a Code of Business Conduct and Ethics and a Code of Business Conduct and Ethics for the Chief Executive Officer and Senior Financial Officers (the “Codes”). The Guidelines set forth a framework within which the Board oversees and directs the affairs of Wabash National. The Guidelines cover, among other things, the composition and functions of the Board, director independence, director stock ownership, management succession and review, Board committees, the selection of new directors, and director responsibilities and duties.

The Codes cover, among other things, compliance with laws, rules and regulations (including insider trading), conflicts of interest, corporate opportunities, confidentiality, protection and use of company assets, and the reporting process for any illegal or unethical conduct. The Code of Business Conduct and Ethics applies to all of our directors, officers, and associates, including our Chief Executive Officer and Chief Financial Officer. The Code of Business Conduct and Ethics for the Chief Executive Officer and Senior Financial Officers includes provisions that are specifically applicable to our Chief Executive Officer, Chief Financial Officer and senior financial executives.

Any waiver for a director or executive officer (including for our Chief Executive Officer, or CEO, and Chief Financial Officer, or CFO) of the Codes will be promptly disclosed and posted on our website as required by law or the listing standards of the NYSE.

The Guidelines and the Codes are available on the Investor Relations/Corporate Governance page of our website at www.wabashnational.com and are available in print without charge by writing to: Wabash National Corporation, Attention: Corporate Secretary, 1000 Sagamore Parkway South, Lafayette, Indiana 47905.

Related Persons Transactions Policy

Our Board has adopted a written Related Persons Transactions Policy. The Related Persons Transactions Policy sets forth our policy and procedures for review, approval and monitoring of transactions in which the Company and “related persons” are participants. Related persons include directors, nominees for director, officers, stockholders owning five percent or greater of our outstanding stock, and any immediate family members of the aforementioned. The Related Persons Transactions Policy is administered by a committee designated by the Board, which is currently the Audit Committee.

The Related Persons Transactions Policy covers any related person transaction that meets the minimum threshold for disclosure in our annual meeting proxy statement under the relevant Securities and Exchange Commission (the “SEC”) rules, which currently covers transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest. Related person transactions must be approved, ratified, rejected or referred to the Board by the Audit Committee. The policy provides that as a general rule all related person transactions should be on terms reasonably comparable to those that could be obtained by the Company in arm’s length dealings with an unrelated third party. However, the policy takes into account that in certain cases it may be impractical or unnecessary to make such a comparison. In such cases, the transaction may be approved in accordance with the provisions of the Delaware General Corporation Law. When evaluating potential related person transactions, the Audit Committee considers all reasonably available facts and circumstances and approves only the related person transactions determined in good faith to be in compliance with, or not inconsistent with, our Code of Business Conduct and Ethics, and the best interests of our stockholders.

The Related Persons Transaction Policy provides that management, or the affected director or officer will bring any relevant transaction to the attention of the Audit Committee. Additionally, each year, our directors and executive officers complete annual questionnaires designed to elicit information about potential related person transactions, and the directors and officers must promptly advise the Corporate Secretary if there are any changes to the information previously provided. If a director is involved in the transaction, he or she will be recused from all discussions and decisions with regard to the transaction, to the extent practicable. The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable. All related person transactions will be disclosed to the full Board, and will be included in the Company’s proxy statement and other appropriate filings as required by the rules and regulations of the SEC and the NYSE.

Our General Counsel, Ms. Roth, disclosed to the Audit Committee that she is married to an equity partner in the law firm of Barnes & Thornburg, LLP, a firm retained by the Company for several legal matters, including product liability, commercial and employment litigation matters, and for associate benefits, environmental, real estate, intellectual property, tax, and export compliance legal counseling services. The Company has retained Barnes & Thornburg for such services since, at least, 2006 – which pre-dates Ms. Roth’s employment with the Company. During 2013, the Company paid Barnes & Thornburg approximately $459,400 for legal services rendered; none of the fees earned by Barnes & Thornburg were directly earned by Ms. Roth’s spouse. The fees the Company paid to Barnes & Thornburg were consistent with fees paid to other law firms retained in 2013 by the Company. Pursuant to our Related Persons Transaction Policy and the Audit Committee Charter, this transaction was approved by the Audit Committee, and subsequently approved by the Board, after determining that it is not inconsistent with our Code of Business Conduct and Ethics.

Director Independence

Under the rules of the NYSE, the Board must affirmatively determine that a director has no material relationship with the Company for the director to be considered independent. Our Board of Directors undertook its annual review of director independence in February 2014. The purpose of the review was to determine whether any relationship or transaction existed that was inconsistent with a determination that the director or director nominee is independent. The Board considered transactions and relationships between each director and director nominee, and any member of his or her immediate family, and Wabash and its subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors or director nominees or any member of their immediate families (or any entity of which a director or director nominee or an immediate family member is an executive officer, general partner or significant equity holder) and members of our senior management or their affiliates. As a result of this review, the Board of Directors affirmatively determined that all of the directors nominated for election at the Annual Meeting are independent of Wabash National and its management within the meaning of the rules of NYSE, with the exception of Richard J. Giromini who is the CEO of Wabash National.

On May 24, 2007, Dr. Martin Jischke assumed the position of Chairman of the Board. Among his other responsibilities, our Chairman of the Board presides at the executive sessions of our independent and non-management directors and facilitates communication between our independent directors and management.

Qualifications and Nomination of Director Candidates

To be considered by the Nominating and Corporate Governance Committee, a director nominee must meet the following minimum criteria:

•	The highest personal and professional integrity;
•	A record of exceptional ability and judgment;
•	Possess skills and knowledge useful to our oversight;
•	Able and willing to devote the required amount of time to our affairs, including attendance at Board and committee meetings;
•	Have the interest, capacity and willingness, in conjunction with the other members of the Board, to serve the long-term interests of our stockholders;
•	May be required to be a “financial expert” as defined in Item 401 of Regulation S-K; and
•	Free of any personal or professional relationships that would adversely affect their ability to serve our best interests and those of our stockholders.

Pursuant to the Guidelines, the Nominating and Corporate Governance Committee also reviews, among other things, expertise, skills, knowledge, and experience. In reviewing these items, the Board may consider the diversity of director candidates, including diversity of expertise, geography, gender, and ethnicity. We seek independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The goal in reviewing these considerations for individual director candidates is that they, when taken together with that of other Board members, will lead to a Board that is effective, collegial, and responsive to the needs of the Company and its stockholders

Information on Directors Standing for Election

The biographies of each of the nominees below contains information regarding the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company.

The name, age, business experience, and public company directorships of each nominee for director, during at least the last five years, are set forth in the table below. For additional information concerning the nominees for director, including stock ownership and compensation, see “Director Compensation” and “Beneficial Ownership of Common Stock,” which follow:

NAME	AGE	OCCUPATION, BUSINESS & DIRECTORSHIPS	SINCE

Richard J. Giromini	60

Mr. Giromini has served as our President and Chief Executive Officer since January 1, 2007. He had been Executive Vice President and Chief Operating Officer from February 28, 2005 until December 2005 at which time he was appointed President and a Director of the Company. He had been Senior Vice President — Chief Operating Officer since joining the Company on July 15, 2002. Prior to joining Wabash National, Mr. Giromini was with Accuride Corporation from April 1998 to July 2002, where he served in capacities as Senior Vice President — Technology and Continuous Improvement; Senior Vice President and General Manager — Light Vehicle Operations; and President and CEO of AKW LP. Previously, Mr. Giromini was employed by ITT Automotive, Inc. from 1996 to 1998 serving as Director of Manufacturing. Mr. Giromini previously served as a Director of Robbins & Myers, Inc., a leading supplier of engineered equipment and systems for critical applications in global energy, industrial chemical and pharmaceutical markets, until its acquisition by National Oilwell Varco in 2013.

The sales, operations and strategic leadership experience reflected in Mr. Giromini’s summary, as well as his performance as our Chief Executive Officer, his participation on our Board, and his prior experience as a board member for another public company, supported the Board’s conclusion that he should again be nominated as a director.

			December 2005

Dr. Martin C. Jischke	72

Dr. Jischke served as President of Purdue University, West Lafayette, Indiana, from August 2000 until his retirement in July 2007. Dr. Jischke became Chairman of our Board of Directors at the 2007 Annual Meeting. Dr. Jischke also serves as a Director of Vectren Corporation and Duke Realty Corporation, and on the Board of Trustees of the Illinois Institute of Technology. Dr. Jischke has served in leadership positions, including as President, of four major research universities in the United States, in which he was charged with the strategic and financial leadership of each organization. He was also previously appointed as a Special Assistant to the United States Secretary of Transportation.

The financial and strategic leadership experience reflected in Dr. Jischke’s summary, the diversity of thought provided by his academic background, his service on the boards of other large public companies and his performance as Chairman of our Board, supported the Board’s conclusion that he should again be nominated as a director.

			January 2002

NAME	AGE	OCCUPATION, BUSINESS & DIRECTORSHIPS	SINCE

James D. Kelly	61

Prior to his retirement in September 2010, Mr. Kelly was the Vice President Enterprise Initiatives for Cummins Inc., a position he held since March 2010. Previously, Mr. Kelly served as the President, Engine Business and as a Vice President for Cummins Inc. from May 2005 until March 2010. Between 1976 and 1988, and following 1989, Mr. Kelly was employed by Cummins in a variety of positions of increasing responsibility including the Vice President and General Manager — Mid Range Engine Business between 2001 and 2004, and the Vice President and General Manager — Mid Range and Heavy Duty Engine Business from 2004 through May 2005. Mr. Kelly also serves as a Director of AM Castle & Co. and on the advisory board of MAG US Holdings, LLC.

The sales and operational expertise reflected in Mr. Kelly’s summary, as well as his participation on our Board and his experience as a board member for another public company, supported the Board’s conclusion that he should again be nominated as a director.

			February 2006
John E. Kunz	49

Mr. Kunz is the Vice President, Treasurer and Tax of Tenneco Inc., a global manufacturer of automotive emission control and ride control systems. In this role, which he has held since July 2006, Mr. Kunz oversees Tenneco’s treasury and tax activities in over 30 countries, including all equity and debt financing transactions, and participates in the management and implementation of its strategic growth plans. Previously, Mr. Kunz served as Vice President and Treasurer of Tenneco from February 2004 until his 2006 appointment to his current position. Prior to his employment with Tenneco, Mr. Kunz was the Vice President and Treasurer of Great Lakes Chemical Corporation, a position he held from August 2001 until February 2004, after holding several finance positions of increasing responsibility at Great Lakes, beginning in 1999. Additionally, Mr. Kunz was employed by KPMG, LLP from 1986 to 1990.

Mr. Kunz’s financial expertise, experience with financing and equity transactions, and in managing the financial aspects of cyclical manufacturers in the transportation sector supported the Board’s conclusion that he should be nominated as a director.

			March 2011

Larry J. Magee	59

Prior to his retirement in September 2013, Mr. Magee was the President, Consumer Tire U.S. & Canada, for Bridgestone Americas Tire Operations, LLC a position he held since January 2011. He also served as Chairman of BFS Retail & Commercial Operations, LLC and Bridgestone of Canada, Inc. From December 2001 until January 2011, he had served as Chairman, Chief Executive Officer and President of BFS Retail & Commercial Operations, LLC. Prior to December 2001, Mr. Magee served as President of Bridgestone/Firestone Retail Division beginning in 1998. Mr. Magee has over 38 years combined experience in sales, marketing, and operational management, and held positions of increasing responsibility within the Bridgestone/Firestone family of companies during his 38-year tenure with Bridgestone/Firestone.

The retail leadership expertise reflected in Mr. Magee’s summary, including his performance as the chief executive officer and as a board member for divisions of another company, as well as his participation on our Board, supported the Board’s conclusion that he should again be nominated as a director.

			January 2005

NAME	AGE	OCCUPATION, BUSINESS & DIRECTORSHIPS	SINCE

Ann D. Murtlow	53

Mrs. Murtlow is the Chief Executive Officer of United Way of Central Indiana, a position she has held since April 1, 2013. Prior to assuming this role, she was the principal in a consulting firm beginning in 2011, AM Consulting LLC, which provided business strategy and leadership consulting to businesses, non-profit organizations and academic institutions. From 2002 to 2011, Mrs. Murtlow was an AES Corporation executive, where she was one of the few female CEO’s in the electric utility industry, holding the role of President and Chief Executive Officer at Indianapolis Power & Light Company. Mrs. Murtlow also currently serves as a Director of First Internet Bancorp, Great Plains Energy and its subsidiary Kansas City Power & Light Company, and Herff Jones.

The financial and strategic leadership experience reflected in Mrs. Murtlow’s summary, her service on the boards of other public and private companies, and her participation on our Board supported the Board’s decision that she should again be nominated as a director.

			February 2013

Scott K. Sorensen	52

Mr. Sorensen is the Chief Financial Officer and a member of the Board of Directors of Sorenson Communications, a provider of communication services and products, which on March 3, 2014 filed for a pre-packaged reorganization under Chapter 11 of the United States Bankruptcy Code. Mr. Sorensen has held the position of Chief Financial Officer since August 2007. Previously, Mr. Sorensen was the Chief Financial Officer of Headwaters, Inc. from October 2005 to August 2007. Prior to joining Headwaters, Mr. Sorensen was the Vice President and Chief Financial Officer of Hillenbrand Industries, Inc., a manufacturer and provider of products and services for the health care and funeral services industries, from March 2001 until October 2005.

Mr. Sorensen’s financial expertise and experience in corporate finance, combined with his experience in manufacturing commerce, as reflected in his summary, and his participation on our Board, supported the Board’s conclusion that he should again be nominated as a director.

			March 2005

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

Meetings of the Board of Directors, its Leadership Structure and its Committees

Information concerning the Board and the three standing committees maintained by the Board is set forth below. Board committees currently consist only of directors who are not associates of the Company and whom the Board has determined are “independent” within the meaning of the listing standards of the NYSE.

During 2013, our Board held five meetings. In 2013, each nominee director attended all meetings of the Board and of the committees on which s/he serves. Our Board strongly encourages all of our directors to attend our Annual Meeting. In 2013, all of our directors attended the Annual Meeting.

The Guidelines provide that the independent members of the Board may select the Chairman of the Board and the Company’s Chief Executive Officer in the manner they consider in the best interests of the Company. The Chairman of the Board and Chief Executive Officer positions are held by separate persons, and we believe that this structure is appropriate given the differences between the two roles in our current management structure. Our Chief Executive Officer, among other duties, is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board, among his other responsibilities, presides at the executive sessions of our independent and non-management directors and facilitates communication between our independent directors and management. The Board does not have a formal policy on whether the roles of Board Chairman and Chief Executive Officer should be separate or combined and reserves the right to change the Board’s current leadership structure when, in its judgment, such a change is appropriate for our Company.

The Board has three standing committees: the Nominating and Corporate Governance Committee; the Compensation Committee; and the Audit Committee. All committee charters can be accessed electronically from the Investor Relations/Corporate Governance page of our website at www.wabashnational.com or by writing to us at Wabash National Corporation, Attention: Corporate Secretary, 1000 Sagamore Parkway South, Lafayette, Indiana 47905.

The following table indicates each standing committee or committees on which our directors served in 2013:

Nominating and
	Corporate	Compensation	Audit
Name	Governance Committee	Committee	Committee
Richard J. Giromini
Dr. Martin C. Jischke		X	X
James D. Kelly	X [1]	X
John E. Kunz	X [2]	X [3,4]	X
Larry J. Magee	X [3]	X [1]
Ann D. Murtlow	X [4]	X [4]	X [2]
Scott K. Sorensen		X	X 3

[1]	Served as chair of the applicable committee until March 2013.
[2]	Indicates service on the Committee from January – March 2013 for Mr. Kunz and February – March 2013 for Mrs. Murtlow.
[3]	Indicates the current chair of the applicable committee.
[4]	Indicates service on the Committee from March 2013 to the present.

Effective following the 2014 Annual Meeting, if all of the nominees for election at the Annual Meeting are elected, the directors serving on the Nominating and Corporate Governance Committee are currently expected to be Mrs. Murtlow and Messrs. Kelly and Magee, with Mr. Magee serving as chair; the directors serving on the Compensation Committee are currently expected to be Dr. Jischke, Mrs. Murtlow and Messrs. Kelly, Kunz, Sorensen and Magee, with Mr. Kunz serving as chair; and the directors serving on the Audit Committee are currently expected to be Dr. Jischke, and Messrs. Sorensen and Kunz, with Mr. Sorensen serving as chair.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met three times during 2013. The Committee’s responsibilities include:

•	Assisting the Board by either identifying or reviewing stockholder nominated individuals qualified to become directors and by recommending to the Board the director nominees for the next annual meeting of stockholders;
•	Developing and recommending to the Board corporate governance principles;
•	Reviewing and recommending to the Board the forms and amounts of director compensation;
•	Leading the Board in its annual review of the CEO’s and the Board’s performance; and
•	Recommending to the Board director nominees for each Board committee.

In February 2014, the Committee reviewed a competitive market assessment prepared, at the request of the Committee, by the combined efforts of Company management and Meridian Compensation Partners LLC (“Meridian”), the Compensation Committee’s independent compensation consultant. Following review of the assessment, the Nominating and Corporate Governance Committee recommended adjustments to director compensation levels consistent with the competitive market assessment data, with the adjustments to take effect on January 1, 2014. See Schedule of 2014 Director Fees.

Compensation Committee

The Compensation Committee met four times during 2013. The Compensation Committee’s responsibilities include:

•	Overseeing our incentive compensation plans and equity-based plans; and
•	Annually reviewing and approving the corporate goals and objectives relevant to the CEO’s and other executive officers’ compensation, evaluating their performance in light of those goals and objectives, and setting compensation levels based on the evaluations.

The Compensation Committee is responsible for determining our compensation policies for executive officers and for the administration of our equity and incentive plans, including our 2011 Omnibus Incentive Plan. The Compensation Committee works closely with our Senior Vice President of Human Resources in gathering the necessary market data to assess executive compensation. In addition, our CEO makes recommendations to the Compensation Committee for the other executive officers on the amount of base salary, target cash awards pursuant to our short-term incentive plan and target equity awards pursuant to our long-term incentive plan. Our CEO also discusses with and makes recommendations to the Compensation Committee regarding performance targets for our short-term and long-term incentive plans before they are established, and upon conclusion of the performance period. For a discussion of our CEO’s role and recommendations with respect to compensation decisions affecting our Named Executive Officers, as set forth in the Summary Compensation Table, see the Compensation Discussion and Analysis below. Pursuant to the Compensation Committee’s charter, the Committee may form and delegate to subcommittees of the Committee its responsibilities.

The Compensation Committee has historically engaged an independent compensation consultant. The Committee has retained Meridian as its independent compensation consultant and requested that Meridian provide competitive market assessments regarding executive officer compensation, which were used by the Committee in determining the appropriate executive compensation levels for 2013 and 2014, in line with the Company’s compensation plans, philosophies and goals.

Audit Committee

The Board has established a separately-designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Audit Committee met eight times during 2013. In addition to the Board’s determination that each member of the Audit Committee is “independent” within the meaning of the rules of the NYSE, the Board also determined that Mr. Kunz and Mr. Sorensen are “audit committee financial experts” as defined by the SEC, and that they, along with Dr. Jischke, have accounting and related financial management expertise within the listing standards of the NYSE. The experience of Mr. Kunz and Mr. Sorensen relevant to such determination is described above under “Information on Directors Standing for Election.”

The Audit Committee’s responsibilities include:

•	Reviewing the independence of the independent auditors and making decisions regarding engaging and discharging independent auditors;
•	Reviewing with the independent auditors the plans and results of auditing engagements;
•	Reviewing and approving non-audit services provided by our independent auditors and the range of audit and non-audit fees;
•	Reviewing the scope and results of our internal audit procedures and the adequacy of the system of internal controls;
•	Overseeing special investigations;
•	Reviewing our financial statements and reports filed with the SEC;
•	Overseeing our efforts to ensure that our business and operations are conducted in compliance with legal and regulatory standards applicable to us, as well as ethical business practices;
•	Overseeing the Company’s internal reporting system regarding compliance with federal, state and local laws;
•	Establishing and implementing procedures for confidential communications for “whistleblowers” and others who have concerns with our accounting, internal accounting controls and audit matters; and
•	Reviewing our significant accounting policies.

Board’s Role in Risk Oversight

The Board believes that strong and effective internal controls and risk management processes are essential elements in achieving long-term stockholder value. The Board, directly and through its committees, is responsible for overseeing risks potentially affecting the Company, while management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on the Company. The Board conducts oversight of risks that may affect the Company primarily through the Audit Committee and the Nominating and Corporate Governance Committee.

Specifically, the Audit Committee (i) reviews with senior management our internal system of audit and financial controls and steps taken to monitor and mitigate risk exposure and (ii) reviews and investigates any matters pertaining to the integrity of management, including conflicts of interest, compliance with our financial controls, and adherence to standards of business conduct as required in the policies of the Company. This is accomplished through the regular review of reports and presentations given by senior management, including our Senior Vice President – Chief Financial Officer and our Senior Vice President – General Counsel, as well as our Corporate Controller and Director of Internal Audit. In addition, the Audit Committee regularly meets with our external auditors to discuss and assess potential risks, and regularly reviews our risk management practices and risk-related policies (for example, the Company’s Code of Business Conduct and Ethics, information security policies, risk management and insurance portfolio, and legal and regulatory reviews).

The Nominating and Corporate Governance Committee oversees the Guidelines and other governance matters that contribute to successful risk oversight and management. This is accomplished through, among other tasks, reviewing succession plans and performance evaluations of the Board and CEO, monitoring legal developments and trends regarding corporate governance practices, and evaluating potential related persons transactions.

The committees make full reports to the Board of Directors at each quarterly meeting regarding each committee’s considerations and actions. The Board of Directors also receives regular reports directly from officers responsible for oversight of financial and systemic risks within the Company, on both the nature of those risks and on how the officers assess and manage risks generally. The Company holds quarterly disclosure committee meetings prior to the submission of quarterly or annual reports on the financial performance of the Company at which areas of risk are discussed, and is currently planning to adopt similar procedures for the Company’s submission of its reports on the Company’s reasonable country of origin inquiry and due diligence into the source country of certain “conflict minerals” necessary to the functionality of products manufactured by the Company, and reports to the Audit Committee on the results of those meetings. In addition, the Company’s Director of Internal Audit conducts regular interviews with officers responsible for oversight of financial and systemic risks within the Company, as well as testing regarding the same, and reports the results of those interviews to the Board on at least a quarterly basis.

The Board of Directors, primarily through the Compensation Committee, also considers the structure and nature of the Company’s compensation policies and procedures, with a focus on the level of risk to the Company, if any, from those policies and procedures. In carrying out its oversight in this area, the Board of Directors and Compensation Committee regularly interact with the Senior Vice President of Human Resources. The Senior Vice President of Human Resources reviews with them the Company’s pay practices for salaried associates, including the Company’s compensation plans and the methods of review and approval for these plans. Based on reports to the Board of Directors and Compensation Committee and discussions thereof, the Board of Directors has concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. This is due, in part, to the fact that the performance metrics for determining short-term incentive awards are based on publicly reported metrics and, therefore, are not easily susceptible to manipulation; the maximum payouts for short-term incentive awards are capped, thereby reducing the risk that executives might be motivated to pursue excessively high short-term goals to maximize short-term payouts; and, the maximum number of long-term incentive awards that are performance based are also capped, thereby reducing the risk that executives may be motivated to pursue excessively high performance targets (at the expense of long-term strategic growth) to maximize the number of performance-based awards received. In addition, the Company’s stock ownership guidelines incentivize our executives to focus on the Company’s long-term, sustainable growth.

Director Nomination Process

The Nominating and Corporate Governance Committee will consider stockholder recommendations for director nominees sent to the Nominating and Corporate Governance Committee, Wabash National Corporation, Attention: Corporate Secretary, 1000 Sagamore Parkway South, Lafayette, Indiana 47905. Stockholder recommendations for director nominees should include:

•	The name and address of the stockholder recommending the person to be nominated;
•	A representation that the stockholder is a holder of record of our stock, including the number of shares held and the period of holding;
•	A description of all arrangements or understandings between the stockholder and the recommended nominee;
•	Such other information regarding the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Exchange Act;
•	The consent of the recommended nominee to serve as a director if so elected; and
•	All other information requirements set forth in our Bylaws.

Stockholders’ nominees that comply with the procedures for submitting a stockholder nomination will receive the same consideration as other candidates identified by or to the Nominating and Corporate Governance Committee. The procedures for submitting a stockholder nomination are set forth below under “Stockholder Proposals and Nominations.” Upon receipt by the Corporate Secretary of a stockholder notice of a director nomination, the Corporate Secretary will notify the stockholder that the notice has been received and will be presented to the Nominating and Corporate Governance Committee for review.

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee, with the assistance of the General Counsel and, if desired by the Nominating and Corporate Governance Committee, a retained search firm, will screen candidates, perform reference checks, prepare a biography for each candidate for the Nominating and Corporate Governance Committee to review and conduct interviews. The Nominating and Corporate Governance Committee, the Chairman, and the Chief Executive Officer will interview candidates that meet the criteria. The Nominating and Corporate Governance Committee will recommend to the Board of Directors nominees that best suit the Board’s needs.

Communications with the Board of Directors

Stockholders or other interested persons wishing to make known complaints or concerns about our accounting, internal accounting controls or auditing matters, or bring other concerns to the Board or the Audit Committee, or to otherwise communicate with our independent directors as a group or the entire Board, individually or as a group, may do so by sending an email to board@wabashnational.com or auditcommittee@wabashnational.com, or by writing to them care of Wabash National Corporation, Attention: General Counsel, 1000 Sagamore Parkway South, Lafayette, Indiana 47905.

Pursuant to the direction of the Board, all correspondence will be received and processed by the General Counsel’s office. You will receive a written acknowledgment from the General Counsel’s office upon receipt of your written correspondence. You may report your concerns anonymously or confidentially. All communications received in accordance with the above procedures will be reviewed initially by the General Counsel, who will relay all such communications to the appropriate director, directors or committee.

Director Compensation

Non-employee Directors were compensated in 2013 for their service as a director as shown in the chart below:

Schedule of 2013 Director Fees

Effective March 1, 2013

	Amount
Annual Retainers(1)
Board	$115,000	(2)
Chairman of the Board	15,000
Audit Committee Chair	12,000
Nominating and Corporate Governance Committee Chair	8,000
Compensation Committee Chair	8,000
Per Meeting Fees
Personal Attendance at Board and Committee Meetings	1,800
Telephonic Attendance at Board and Committee Meetings	900

(1)	All annual cash retainers were paid in quarterly installments. Annual grants of restricted share units referenced in footnote 2 below were paid in full following the election of directors at the annual meeting. Because the cash portion of the “Board” Annual Retainer did not take effect until March 1, 2013, it was prorated during the calendar year.

(2)	Consists of a $40,000 cash retainer (prorated) and an award of restricted share units of Company stock having an aggregate market value at the time of grant of $75,000. Restricted share units shall vest in full on the first anniversary of the grant date.

At the February 2014 Board meeting, the Board resolved that, effective January 1, 2014, and concomitant with increases in base salary compensation to executive officers, compensation for the Non-employee Directors shall be as follows (with the exception of the annual grant of restricted shares of Company stock, which shall be paid following the election of directors at the annual meeting):

Schedule of 2014 Director Fees

Effective January 1, 2014

	Amount
Annual Retainers(1)
Board	$145,000	(2)
Member:
Audit Committee	$10,000
Compensation Committee	8,000
Nominating and Corporate Governance Committee	8,000
Chairman of the Board	25,000
Audit Committee Chair	15,000
Compensation Committee Chair	12,000
Nominating and Corporate Governance Committee Chair	10,000

(1)	All annual cash retainers are paid in quarterly installments. Annual grants of restricted share units, referenced in footnote 2 below, shall be paid in full following the election of directors at the annual meeting.

(2)	Consists of a $70,000 cash retainer and an award of restricted share units of Company stock having an aggregate market value at the time of grant of $75,000. Restricted share units shall vest in full on the first anniversary of the grant date.

The following table summarizes the compensation paid to our directors during 2013, other than Mr. Giromini, whose compensation is discussed below under Executive Compensation.

Director Compensation for Year-End

December 31, 2013

	(1) Fees Earned or Paid in Cash	(2) Stock Awards	(3) All Other Compensation	Total
Name	($)	($)	($)	($)
Martin C. Jischke	$ 81,100	$ 75,000	—	$ 156,100
James D. Kelly	$ 62,100	$ 75,000	—	$ 137,100
John E. Kunz	$ 72,700	$ 75,000	$ 2,864	$ 150,564
Larry J. Magee	$ 68,700	$ 75,000	$ 2,784	$ 146,484
Ann D. Murtlow (4)	$ 55,144	$ 62,500	—	$ 117,644
Scott K. Sorensen	$ 78,100	$ 75,000	—	$ 153,100

(1)	Consists of cash fees earned in 2013, some of which were not paid until January 2014, for annual retainers and per meeting fees, as described on the previous page. Directors are entitled to defer a portion of their cash compensation pursuant to our Non-Qualified Deferred Compensation Plan, whose material terms are described in the narrative preceding the Non-Qualified Deferred Compensation Table in the Executive Compensation section below. This column includes any amounts a director elects to defer pursuant to the Non-Qualified Deferred Compensation Plan.
(2)	Consists of a grant of restricted stock on May 16, 2013, which will vest on May 16, 2014.
(3)	Consists of the Company’s match pursuant to our Non-Qualified Deferred Compensation Plan. The Company fully matches the first 3% of earnings deferred by a participant under the non-qualified deferred compensation plan. In addition, the Company will contribute ½% for each additional percent of deferred earnings contributed by the participant, up to a maximum of 5% of the participant’s deferred earnings (thus resulting in a maximum of a 4% Company match on a participant’s deferral of 5% of his/her earnings).
(4)	Mrs. Murtlow’s cash and equity compensation in 2013 was prorated, as she was not appointed to our Board until February 20, 2013.

Non-employee Director Stock Ownership Guidelines

The Board believes that it is important for each director to have a financial stake in the Company, aligning the director’s interests with those of the Company’s stockholders. To meet this objective, the Board has established stock ownership guidelines, which provide that each Non-employee Director is required to hold sixty-five percent (65%) of all Company shares received through Company incentive compensation plans (the “Director Holding Requirement”) until the Non-employee Director achieves a target ownership level equal to five (5) times the Non-employee Director’s total Annual Board Cash Retainer. Once a Non-employee Director has achieved his/her stated target ownership level, s/he is no longer required to adhere to the Director Holding Requirement, unless and until his/her ownership level falls below the target. For purposes of calculating target ownership levels, the following types of Company shares are counted: stock owned by the Non-employee Director; vested or unvested restricted stock and restricted stock units; and performance shares deemed earned, but not yet vested. Non-employee Directors are required to comply with the guidelines immediately upon his/her appointment as a director, however, they may tender shares to pay taxes upon vesting of shares and/or the exercise price upon stock option exercise. As of December 31, 2013, all Non-employee Directors meet the guidelines.

Other

The Company reimburses all directors for travel and other reasonable, necessary business expenses incurred in the performance of their services for the Company and extends coverage to them under the Company’s travel accident and directors’ and officers’ liability insurance policies. In addition, the Company allocates to each director an annual allowance of $5,000 to reimburse costs associated with attending continuing education courses related to Board of Directors service.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and 10% stockholders to file reports of ownership of our equity securities. To our knowledge, based solely on our review of the copies of such forms furnished to us in 2013 and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements of our directors and executive officers were met.

Beneficial Ownership of Common Stock

The following table sets forth certain information as of March 17, 2014 (unless otherwise specified), with respect to the beneficial ownership of our Common Stock by each person who is known to own beneficially more than 5% of the outstanding shares of Common Stock, each person currently serving as a director, each nominee for director, each Named Executive Officer (as defined in the Compensation Discussion & Analysis below), and all directors and executive officers as a group:

NAME AND ADDRESS OF BENEFICIAL OWNER	SHARES OF (1) COMMON STOCK BENEFICIALLY OWNED		PERCENT OF CLASS

Columbia Management Investment Advisors, LLC.	5,371,233	(2)	7.84%
225 Franklin Street
Boston, Massachusetts 02110

Franklin Advisory Services, LLC .	4,951,800	(3)	7.20%
One Parker Plaza, 9th Floor
Fort Lee, New Jersey 07024

Frontier Capital Management Co., LLC.	4,784,584	(4)	6.98%
99 Summer Street
Boston, Massachusetts 02110

Black Rock, Inc. and affiliates	4,104,249	(5)	6.00%
40 East 52nd Street
New York, New York 10022

The Vanguard Group, Inc.	3,992,638	(6)	5,82%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355

Vaughan Nelson Investment Management, L.P.	3,912,500	(7)	5.70%
600 Travis Street, Suite 6300
Houston, Texas 77002

Wells Fargo & Company.	3,666,139	(8)	5.35%
420 Montgomery Street
San Francisco, California 94104

Rodney P. Ehrlich	176,684	(9)	*
Bruce N. Ewald	161,309	(10)	*
Richard J. Giromini	817,233	(11)	1.19%
Martin C. Jischke	77,935		*
James D. Kelly	55,449		*
John E. Kunz	20,584		*
Larry J. Magee	77,941		*
Ann D. Murtlow	6,176		*
William D. Pitchford	6,547	(12)	*
Erin J. Roth	58,524	(13)	*
Scott K. Sorensen	59,041	(14)	*
Jeffery L. Taylor	1,540	(15)	*
Mark J. Weber	154,421	(16)	*
Brent L. Yeagy	63,992	(17)	*
All executive officers and directors as a group (14 persons)	1,737,376	(18)	2.54%
*	Less than one percent

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to restricted stock units and/or performance share units are not deemed outstanding by the Company for purposes of reporting on common stock outstanding. As such, only those units that will vest within 60 days of March 17, 2014 are deemed outstanding for purposes of computing the percentage ownership of the person holding such units. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of March 17, 2014 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)	Based solely on a Schedule 13G/A filed February 13, 2014 by Ameriprise Financial, Inc. (“AFI”) and Columbia Management Investment Advisors LLC (“CMIA”). Each of CMIA and AFI has shared voting power with respect to 1,514,092 shares and shared dispositive power with respect to 5,371,233 shares.

(3)	Based solely on the Schedule 13G filed February 10, 2014 by Franklin Resources, Inc., Mr. Charles B. Johnson, Mr. Rupert H. Johnson, Jr. and Franklin Advisory Services, LLC (“FAS”). FAS has sole voting power with respect to 4,617,300 shares and sole dispositive power with respect to 4,951,800 shares.

(4)	Based solely on a Schedule 13G filed February 14, 2014 by Frontier Capital Management Co., LLC (“Frontier”), Frontier has sole voting power with respect to 2,819,393 shares and sole dispositive power with respect to 4,784,584 shares.

(5)	Based solely on a Schedule 13G/A filed January 31, 2014 by BlackRock, Inc. on its own behalf and on behalf of its subsidiaries BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management (Australia) Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Advisors (UK) Limited, and BlackRock Investment Management (UK) Limited.

(6)	Based solely on the Schedule 13G filed February 12, 2014 by The Vanguard Group, Inc. on its own behalf and on behalf of its subsidiaries Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. (collectively, the “Vanguard Subsidiaries”). The Vanguard Group has sole voting power with respect to 108,366 shares, sole dispositive power with respect to 3,887,272 shares, and shared dispositive power with respect to 105,366 shares. None of the Vanguard Subsidiaries claim beneficial ownership of 5% or greater of the outstanding shares of Common Stock.

(7)	Based solely on the Schedule 13G filed February 13, 2014 by Vaughan Nelson Investment Management, L.P. and Vaughn Nelson Investment Management, Inc. Each disclaims beneficial ownership of the reported stock, but report sole voting power with respect to 2,952,200 shares, sole dispositive power with respect to 3,576,800 shares and shared dispositive power with respect to 335,700 shares.

(8)	Based solely on a Schedule 13G filed January 28, 2014 by Wells Fargo & Company on its own behalf and on behalf of its subsidiaries Peregrine Capital Management, Inc., Wells Capital Management Incorporated, Wells Fargo Bank, National Association, Wells Fargo Advisors Financial Network, LLC, Wells Fargo Funds Management, LLC, and Wells Fargo Advisors, LLC. Wells Fargo & Company has sole voting and dispositive power with respect to 3 shares, shared voting power with respect to 2,409,347 shares and shared dispositive power with respect to 3,666,136 shares.

(9)	Includes options held by Mr. Ehrlich to purchase 101,602 shares that are currently, or will be within 60 days of March 17, 2014, exercisable. Includes 14,000 shares held by a trust of which Mr. Ehrlich’s spouse is the sole trustee and 6,011 shares held by a trust of which Mr. Ehrlich is the sole trustee. Does not include any restricted stock units or performance share units, as no such awards held by Mr. Ehrlich will vest within 60 days of March 17, 2014.

(10)	Includes options held by Mr. Ewald to purchase 109,222 shares that are currently, or will be within 60 days of March 17, 2014, exercisable. Does not include any restricted stock units or performance share units, as no such awards held by Mr. Ewald will vest within 60 days of March 17, 2014.

(11)	Includes options held by Mr. Giromini to purchase 401,571 shares that are currently, or will be within 60 days of March 17, 2014, exercisable. Does not include any restricted stock units or performance share units, as no such awards held by Mr. Giromini will vest within 60 days of March 17, 2014.

(12)	Includes options held by Mr. Pitchford to purchase 6,547 shares that are currently, or will be within 60 days of March 17, 2014, exercisable. Does not include any restricted stock units or performance share units, as no such awards held by Mr. Pitchford will vest within 60 days of March 17, 2014.

(13)	Includes options held by Ms. Roth to purchase 27,247 shares that are currently, or will be within 60 days of March 17, 2014, exercisable. Does not include any restricted stock units or performance share units, as no such awards held by Ms. Roth will vest within 60 days of March 17, 2014.

(14)	Through a family estate-planning structure, Mr. Sorensen shares voting and investment power on all reported shares with his spouse.

(15)	Includes options held by Mr. Taylor to purchase 1,540 shares that are currently, or will be within 60 days of March 17, 2014, exercisable. Does not include any restricted stock units or performance share units, as no such awards held by Mr. Taylor will vest within 60 days of March 17, 2014.

(16)	Includes options held by Mr. Weber to purchase 87,481 shares that are currently, or will be within 60 days of March 17, 2014, exercisable. Includes 14,000 shares of which Mr. Weber shares voting and investment power with his spouse. Does not include any restricted stock units or performance share units, as no such awards held by Mr. Weber will vest within 60 days of March 17, 2014.

(17)	Includes options held by Mr. Yeagy to purchase 55,504 shares that are currently, or will be within 60 days of March 17, 2014, exercisable. Does not include any restricted stock units or performance share units, as no such awards held by Mr. Yeagy will vest within 60 days of March 17, 2014.

(18)	Includes options held by our executive officers to purchase an aggregate of 820,714 shares that are currently, or will be within 60 days of March 17, 2014, exercisable. The Company’s directors do not hold any options. Does not include any restricted stock units or performance share units, as no such awards held by our executive officers will vest within 60 days of March 17, 2014.

Executive Compensation

Compensation Discussion and Analysis

The Board of Directors and the Company recognize that our stockholders should have as much trust in the integrity of the Company’s executive compensation process as our customers have in the quality of our products. We place tremendous effort and rigor into our executive compensation processes. We strive to be fair and reasonable while simultaneously aligning the interests of our stockholders and the executives who have been entrusted to lead the Company.

The following compensation discussion and analysis provides information regarding the objectives and elements of our compensation philosophy and policies for the compensation of our President and Chief Executive Officer, Mr. Giromini; our Chief Financial Officer, Mr. Taylor and our three other most highly-compensated executive officers in 2013, including our former Chief Financial Officer, Mr. Weber, who now serves as our Group President – Diversified Products Group; Ms. Roth, our Senior Vice President - General Counsel and Secretary; and, Mr. Yeagy, our Group President – Commercial Trailer Products Group. We refer to these five individuals collectively as our Named Executive Officers, or NEOs.

Executive Summary

Fiscal 2013 Performance Review

During 2013, the Company significantly improved upon results of 2012, setting Company records for revenue, operating income, gross profit and profit margins. The following table illustrates the Company’s growth in 2013 in terms of revenue, income and operating EBITDA, as well as our stock price relative to performance in 2012.

	2013	2012	Change ($)	Change (%)
Revenue	$1.64 billion	$1.46 billion	+ $0.18 billion	+ 12.3%
Operating Income	$103.2 million	$70.5 million	+ $32.7 million	+ 46.4%
Net Income	$46.5 million (1)	$105.6 million (1)	- $59.1 million	- 56.0%
Operating EBITDA(2)	$149.9 million	$118.5 million	+ $31.4 million	+ 26.5%
Stock Price per Share at Fiscal Year-End (December 31)	$12.35	$8.97	$3.38	+ 37.7%

(1)	Net income results in 2013 reflect the impact of a 40% tax rate, which did not impact financial results in 2012. Further, net income results in 2012 benefitted from reversal of the Company’s valuation allowance against its net deferred tax assets.

(2)	In addition to disclosing financial results calculated in accordance with United States generally accepted accounting principles (GAAP), the financial information above refers to the non-GAAP financial measure of Operating EBITDA. Operating EBITDA is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, and other non-operating income and expense, as well as certain charges in connection with the Company’s acquisitions of Walker Group Holdings, LLC and certain assets of Beall Corporation. A reconciliation of Operating EBITDA to net income is set forth below (dollars in thousands).

	Twelve Months Ended
	December 31,
	2013	2012
Net income	$ 46,529	$ 105,631
Income tax expense (benefit)	31,094	(56,968)
Interest expense	26,308	21,724
Depreciation and amortization	38,336	25,565
Stock-based compensation	7,480	5,149
Acquisition expenses and related charges	883	17,309
Other non-operating expense (income)	(740)	97
Operating EBITDA	$ 149,890	$ 118,507

Pay for Performance Review and Analysis

Pay for performance is an important component of our longstanding compensation philosophy. Our compensation approach is designed to motivate our executives, including our NEOs, to substantially contribute individually and collectively to the Company’s long-term sustainable growth. The following chart shows the direct and indirect components of our compensation system.

Wabash National Corporation Executive Compensation Design
Total Direct Compensation			Total Indirect Compensation
Short-Term Compensation		Long-Term Compensation	All Other Compensation
Base Salary	2013 Short Term Incentive Plan	2013 Long Term Incentive Plan
Fixed cash component	Annual cash award for achievement of current-year financial and operational goals.	Equity awards designed to attract and retain quality executive management, and align NEO interests with those of the Company’s stockholders.	Deferred compensation benefits; Perquisites; Additional benefits payable upon a change-in-control event or severance without Cause.

As NEOs assume greater responsibility within the Company, our pay-for-performance philosophy provides that: (1) a larger portion of the NEOs total compensation should be “at risk” in the form of short-term and long-term incentive awards, and (2) a larger portion of the overall incentive or “at risk” awards should be focused on long-term awards, to drive sustainable stockholder value. As such, in 2013, the total amount of compensation classified as “at risk” for our NEO’s (at “Target” performance levels) ranged from approximately 46% to 76% of each NEO’s Total Direct Compensation. (In most years, the amount of compensation “at risk” for our CFO would be higher than that reported for Mr. Taylor below, however, as noted later in our Compensation Discussion and Analysis, Mr. Taylor was not promoted to the CFO position, nor was he an officer of the Company, until June 2013). As shown below, approximately 76% of our CEO’s Total Direct Compensation (at “Target” performance levels) in 2013 is classified as “at risk.”

* Percentages listed in the chart above are rounded to the nearest whole number, which may result in totals slightly below or in excess of 100%.

Additionally, we believe NEO compensation should be generally tied to the performance of the Company, and we have historically adjusted NEO pay accordingly. The following graph shows a comparison between the cumulative total return for an investment in our common stock, and the base salary earnings paid to our CEO, Mr. Giromini, during the period commencing December 31, 2008 and ending December 31, 2013. The graph assumes that the value for the investment in our common stock was $100 on December 31, 2008.

As shown above, from 2008-2010, the Company adjusted Mr. Giromini’s base salary earnings in response to the impact of the world-wide financial crisis on our business. Thereafter, the Company has been prudent in increasing Mr. Giromini’s base salary earnings as the financial condition and market value of the Company has improved. As discussed in more detail on page 25 (in the Base Salary section), this has resulted in several of our NEOs’, including Mr. Giromini’s, base salary earnings being set below market medians in each of the last three years, including in 2013.

In 2013, an example of our pay for performance philosophy was further reflected in our payouts to the NEO’s under our 2013 Short Term Incentive Plan (“STI Plan”). The Company set a record operating income level in 2013, while slightly missing its targeted net working capital for the year. (See pp. 25-27 for a complete discussion of our STI Plan and results). As a result, each of our NEOs received STI Plan payouts that reflected performance significantly above “target” for the portion of their awards tied to operating income, and slightly below “target” for the portion of their awards tied to net working capital.

Our 2013 Say-on-Pay Vote

The Compensation Committee carefully considered the results of the Company’s “Say on Pay Vote” taken by stockholders at its 2013 Annual Meeting, and the Committee plans to continue to carefully consider the results of this vote each year. At the 2013 Annual Meetings, approximately 95% of the stockholder votes cast on the proposal were cast in favor of the resolution stating that the stockholders “approve the compensation of Wabash National’s executive officers.” The Compensation Committee believes that the level of support indicated by those votes reflects favorably on the Company’s executive compensation system, which emphasizes “pay for performance,” even in the highly cyclical industry in which Wabash National operates.

2013 Compensation Overview

Compensation Objectives

At Wabash National, we aspire to provide ever increasing value to all of our stakeholders, including customers, stockholders, associates, suppliers and our community. To achieve this aspiration, our business strategy includes:

•	Exceptional operating performance, including driving continuous improvement, production safety, and product innovation and quality;

•	Disciplined growth of stockholder value; and

•	Development and retention of high performance associates.

Execution of our strategy is expected to create a sustainable business that rewards our customers, our associates and our stockholders. Wabash National’s compensation program is designed to motivate our NEOs and other salaried associates to execute our business strategies and strive for higher company performance, while maintaining our core values of safety, customer satisfaction, product quality, best-in-class service, continuous improvement, product innovation, and ethical, trustworthy business practices.

The Compensation Committee (the “Committee”) is responsible for implementing our executive compensation policies and programs and works closely with management, in particular our Senior Vice President of Human Resources, in assessing appropriate compensation for our NEOs. To assist in identifying appropriate levels of compensation, the Committee has engaged the services of Meridian, an independent compensation consultant, for assistance in 2013 and 2014 compensation plan design, providing compensation market data, and general review and advice regarding our compensation disclosures. More information on the Committee’s processes and procedures can be found above in “Compensation Committee.”

Philosophy and Objectives of Wabash National Compensation Program

Our overall compensation philosophy is to provide compensation packages to our executives, including our NEOs, that are competitive with those of executives of similar status in the engineered components and machinery industries while at the same time keeping our compensation program equitable, straightforward in structure, and reflective of our overall Company performance. Although Wabash National’s compensation program applies to most salaried associates, this Proxy Statement focuses on its applicability to our NEOs. In implementing this philosophy, we award compensation to meet our three principle objectives: aligning executive compensation with our Company’s annual and long-term performance goals; using equity-based awards to align executive and stockholder interests; and setting compensation at levels that assist us in attracting and retaining qualified executives. Even so, many of our executives have been compensated below market levels, in part due to the Company’s financial challenges in recent years. However, we continue to strive to bring our executive compensation in line with that of executives at similar companies as part of our continued efforts to retain quality leadership for the company.

We seek to accomplish these objectives through a compensation structure that includes base salary, annual (or, occasionally, longer term) cash incentives, and long-term equity awards. To align the incentive components of our compensation program with Company performance, we choose simple, transparent, and consistently communicated metrics that align compensation to our business strategies and our stockholders’ interests. Additionally, we utilize a mix of these compensation components to meet the following goals: (1) attract, retain, and motivate high-caliber executives; (2) as the responsibility of an associate/executive increases within the Company, place a larger portion of total compensation “at-risk,” with an increasing portion tied to long-term incentives; (3) provide the appropriate level of reward for performance; (4) recognize the cyclical nature of our primary truck-trailer business and the need to manage shareholder value through the business cycle by managing compensation levels and components; (5) provide stockholder alignment by encouraging NEOs to be long-term stockholders of Wabash National; (6) structure compensation programs to meet the tax deductibility criteria in the U.S. Internal Revenue Code when practicable; and (7) structure the compensation program to be regarded positively by our stockholders and associates, but to provide the Compensation Committee with the flexibility needed to satisfy all of the above listed goals.

In evaluating our compensation programs - with the assistance of Meridian - the Compensation Committee continues to believe our executive compensation programs encompass several “best practices” including:

•	Close monitoring of the compensation programs of companies of similar size and similar industries, with the objective of setting total target compensation (consisting of base salary, annual cash incentives and long-term equity incentive grants) for executives at levels that are generally competitive with our peer group, but also accounting for the Company’s own financial performance objectives and cyclicality.

•	A significant portion of our executives’ target total compensation is “at risk” or based on the performance of the Company, with approximately 79 % of our CEO’s target total compensation classified as such.

•	To motivate our executive officers to align their interests with those of our stockholders, we provide annual incentives, which are designed to reward our executive officers for the attainment of short-term Company performance goals, as well as long-term incentives, which are designed to reward them for the achievement of identified long-term performance goals, as well as for increases in our stockholder value over time.

•	Long-term incentives are provided to executive officers in the form of non-qualified stock options, restricted stock units, and performance stock units. These equity-linked awards, which vest over a period of three years, constituted approximately 45% of our CEO’s target total compensation in 2013 and link compensation with the long-term price performance of our stock. Our executive officers will only earn the performance stock units if the Company achieves certain performance targets over a three-year performance period (from January 2013 through December 2015).

•	In 2013, payment of awards under the Company’s Short-Term Incentive Plan was based on the Company’s attainment of – or failure to attain - its Operating Income and Net Working Capital performance goals, creating a clear and direct relationship between executive compensation and the Company’s financial performance in 2013.

•	We have adopted Stock Ownership guidelines to encourage the retention of stock by our executives and to strengthen the relationship between compensation and performance.

•	We do not have retirement programs uniquely applicable to our executive officers. We do not provide substantial perquisites to our executive officers.

•	In setting annual executive compensation, our Nominating and Corporate Governance Committee engages in a formal annual performance evaluation process for our CEO, and the results of that process are shared with the Compensation Committee, and our CEO regularly reports to the Compensation Committee on the performance of the other NEOs.

The Compensation Committee believes that the Company’s existing executive compensation programs continue to be the most appropriate for the Company and most effective in not only rewarding executives for Company performance, but also aligning executive interests with long-term stockholder interests. The Committee will continue to analyze our executive compensation policies and practices and adjust them as appropriate to reflect our performance and competitive needs, while always incorporating our longstanding philosophies of paying for performance, supporting business strategies, and paying competitively – on the belief that these philosophies will continue to attract and retain quality business leaders, and will drive our NEOs and other salaried associates to produce sustainable, positive results for Wabash National and its stockholders.

Compensation Elements of Wabash National’s Compensation Program

Each component of Total Direct Compensation and Total Indirect Compensation within Wabash National’s compensation program is summarized in the table below:

Component	Purpose	Characteristics	Where Reported in the Executive Compensation Tables
Base Salary	Provide our executives with a portion of compensation that is fixed and liquid, based on competitive market assessments, responsibility level, experience, and individual performance.

Fixed cash, competitively assessed against our peer group, while also considering an individual’s performance and scope of responsibilities, experience, time in position, and internal equity considerations.

Summary Compensation Table – “Salary” column
Short Term Incentive Award	Reward for the achievement of annual financial and related goals, reflecting increased profitability through operating efficiencies and asset management during the year.

A “Target” STI Award is designed to provide incentive cash compensation competitive with our peer group at both the corporate and business segment levels, thus not only reflecting overall Company performance, but the contributions of each business segment to the Company’s financial performance.

Summary Compensation Table – “Non-Equity Incentive Plan Compensation” column Grants of Plan-Based Awards table – “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column

Component	Purpose	Characteristics	Where Reported in the Executive Compensation Tables
Long Term Incentive Award	Reward for the creation of stockholder value as reflected by our stock price over time. Awarded for the purposes of attracting and retaining quality executive management. The value of a portion of the award is based on the achievement of certain long-term performance goals.	Award is delivered through a combination of Performance Stock Units, Restricted Stock Units and Non-qualified Stock Options. The ultimate value of the award depends upon our stock price, but the base level and “Target” LTI Awards are designed to provide incentive compensation competitive with our peer group.

Summary Compensation Table – “Stock Awards” and “Options Awards” columns

Grants of Plan-Based Awards table – “Estimated Possible Payouts Under Equity Incentive Plan Awards,” Stock, and Options columns

Outstanding Equity Awards at Fiscal Year-End table

Option Exercises and Stock Vested table

Perquisites	Provide our executives with selected benefits less than or commensurate with those provided to executives at our peer group companies.

While limited relative to many other peer category companies, these include benefits that personally benefit the associate, are not related to job performance, and are available to a select group of associates, which includes, but is not limited to, the NEOs.

Summary Compensation Table – “All Other Compensation” column
Retirement Benefits	Provide income upon retirement	A 401(k) plan, on which the Company has partially matched associate contributions, when the performance of the Company has allowed.	Summary Compensation Table – “All Other Compensation” column
Deferred Compensation Benefits	Allow executives to defer compensation on a tax-efficient basis; potentially provide income upon retirement	Non-qualified deferred compensation plan where a select group of associates, which includes, but is not limited to, the NEOs, can elect to defer base salary and/or STI Awards. The Company has partially matched associate contributions, when the performance of the Company has allowed.	Summary Compensation Table – “All Other Compensation” column Non-Qualified Deferred Compensation table.
Potential Payments Upon Change in Control	Encourages executives to operate in the best interests of stockholders both before and after a Change in Control event	Contingent in nature; most elements triggered/payable only if an NEO’s employment is terminated as specified under the Company’s Change in Control Plan.	Potential Payments on Termination or Change in Control Payment and Benefits Estimate table
Other Potential Post-Employment Payments	Provide potential payments under scenarios of death, disability, termination without cause, and voluntary separation	Contingent in nature; amounts are payable only if an NEO’s employment is terminated as specified under the arrangements of various plans or insurance policies	Potential Payments on Termination or Change in Control Payment and Benefits Estimate table

Compensation Methodology and Process

Independent Review and Approval of Executive Compensation

The Compensation Committee, consisting of only independent members of the Board, is responsible for reviewing and approving the Wabash National compensation program, particularly the corporate goals and objectives related to compensation for the majority of salaried associates. The Committee evaluates the NEOs’ performance in relation to the established goals and ultimately approves the compensation for the NEOs after evaluating their compensation packages. See the “Compensation Committee” section of this Proxy Statement for a detailed listing of the Committee responsibilities and members.

The Committee exercises its independent judgment when approving executive compensation, and no member of the Committee is a former or current officer of Wabash National or any of its subsidiaries. As noted earlier, the Committee works with management and the Committee’s independent compensation consultant, Meridian, in assessing compensation plan design and the appropriate compensation for our NEOs. In reviewing competitive market data discussed with management and Meridian, the Committee does not specifically “benchmark” or target to pay a certain percentage or level of compensation to the NEOs. Rather, the Committee considers competitive market data as one significant factor in setting pay levels and amounts. The Committee realizes that competitive alternatives vary from individual to individual and may extend beyond equivalent positions in our industry or at other publicly-traded or similarly-situated companies. Consistent with our compensation objectives, the Committee retains the flexibility to also consider subjective factors, such as each executive’s contributions to our corporate performance, complexity and importance of roles and responsibilities, position tenure, and leadership and growth potential. When determining long-term incentive compensation, the Compensation Committee also considers the cost of the plan to the Company and present and future availability of shares under our equity plans.

The Committee periodically reviews approved compensation plans and levels to ensure continued alignment with our business strategy, the Company’s performance, and the interest of our associates and stockholders. In addition, the Committee periodically reviews market practices for all elements of executive compensation and approves necessary adjustments to remain competitive. In part due to the Company’s financial challenges in recent years, compensation to the Company’s NEOs for recent years was below market levels, and the Committee remains committed to bringing our executive compensation in line with that of executives at similar companies as part of our continued efforts to retain quality leadership for the company.

The Nominating and Corporate Governance Committee directs an annual evaluation of the CEO, and provides the results of the evaluation to the Compensation Committee for the Compensation Committee to use in making its decision whether to renew the CEO’s employment agreement, as well as setting and approving the CEO’s compensation each year.

While the Committee does independently determine and approve the CEO’s compensation each year, it relies on the input of the CEO in setting compensation for the other NEOs. (In addition, as noted on page 50, the Committee also carefully considers the results of voting on the annual non-binding “say-on-pay” proposal.) The CEO provides the Committee with an evaluation of each NEO’s performance, as well as his recommendations for changes to the NEOs’ base salaries (if any) and STI and LTI award levels. The Committee has the discretion whether to accept, reject or modify any of the CEO’s recommendations. The other NEOs are not present during these discussions.

The Role of the Compensation Committee’s Independent Compensation Consultant

As noted under the “Compensation Committee” section of this Proxy Statement, the Committee has retained Meridian, a national compensation consulting firm, to assist it in fulfilling its responsibilities and duties. Meridian reviewed the Company’s executive compensation program design and assessed our compensation approach relative to our performance, the market, and our market assessment peer group.

Specifically, Meridian’s engagement encompasses advisory services such as periodic review of executive compensation philosophy, a competitive assessment of executive compensation levels and “pay-for-performance” linkage, executive cash and broad-based equity incentive program design, review of the CEO’s employment agreement, and other ad hoc support. While the Committee considers input from Meridian, ultimately the Committee’s decisions reflect many factors and considerations, as discussed previously. Meridian works at the direction of, and reports directly to, the Compensation Committee. Management works with Meridian at the direction of the Committee to develop materials and analysis essential to the Committee’s compensation evaluations and determinations, such as competitive market assessments and peer group data. Meridian periodically conducts calls independently with the Chairman of the Committee to discuss compensation matters, and participates in executive sessions with Committee members to discuss compensation matters. Meridian does not provide any other services to Wabash National.

The Compensation Committee has analyzed the work of Meridian as a compensation consultant, taking into consideration all relevant factors, including the following factors: (i) the provision of other services to the Company by Meridian; (ii) the amount of fees from the Company paid to Meridian as a percentage of Meridian’s total revenue; (iii) the policies and procedures of Meridian that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the individual compensation advisors employed by Meridian have with an executive officer of the Company; (v) any business or personal relationship the individual compensation advisors employed by Meridian have with any member of the Compensation Committee; and (vi) any stock of the Company owned by Meridian or the individual compensation advisors employed by Meridian. The Compensation Committee has determined, based on its analysis in light of all relevant factors, including the factors listed above, that the work of Meridian and the individual compensation advisors employed by Meridian as compensation consultants to the Compensation Committee has not created any conflicts of interest, and that Meridian is independent pursuant to the independence standards set forth in the NYSE listing standards promulgated pursuant to Section 10C of the Exchange Act.

Peer Group Analysis and Compensation Market Data

To help assess the competitiveness of total compensation for each NEO, the Committee analyzed executive compensation against companies in our peer group. The companies in our peer group, indicated in the chart below, were selected because they are similar to Wabash National in sales volume, industry type, and market capitalization. For purposes of the 2013 review, the peer group recommended by Meridian included companies with revenues and market caps similar to those projected for Wabash National in 2013. The Committee reviews the peer group list annually to confirm that it continues to be an appropriate comparator group for NEO compensation, and makes adjustments as it deems appropriate. The peer group remained unchanged from 2012. The Committee believes this exercise is important because the availability of qualified executive talent is limited, and the design of our compensation program is important in helping us attract – and retain – qualified candidates by providing compensation that is competitive within the engineered components and machinery industry and the broader market for executive talent. The revenues listed below reflect those from fiscal year 2011, because that was the last reported comparative data available in December 2012, as the Committee reviewed and set the Company’s 2013 executive compensation programs.

2013 Comparative Peer Group

Company	2011 Fiscal Year Revenue ($, in millions)	Market Cap ($, in millions)
Accuride Corporation	936	127
Actuant Corporation	1,445	2,058
Astec Industries, Inc.	956	656
Barnes Group	1,169	1,238
CLARCOR Inc.	1,126	2,265
Donaldson Company, Inc.	2,303	4,765
EnerSys	2,283	1,672
Federal Signal Corporation	796	361
Gardner Denver, Inc.	2,371	3,404
Graftech International Ltd.	1,320	1,410
IDEX Corporation	1,838	3,517
Modine Manufacturing Company	1,577	320
Nordson Corp.	1,233	3,784
Sauer Danfoss, Inc.	2,057	1,941
AO Smith Corp.	1,711	2,807
Tecumseh Products Company	864	93
TriMas Corporation	1,084	986
Westinghouse Air Brake Technologies (Wabtec) Corporation	1,968	3,922
Woodward, Inc.	1,712	2,293

Direct Compensation Elements

The following information describes, in detail, each direct compensation element, including a discussion of performance metrics, where applicable. It is intended that this information be read in concert with the information provided in the tables that follow this Compensation Discussion and Analysis.

Base Salary

We believe that it is a necessity to provide our executives with a portion of compensation that is fixed and liquid, and we do this through base salaries. In addition, the Compensation Committee’s decisions on base salaries impact compensation tied to our short-term incentive plan because target awards are designed as a percent of base salary. In determining salary levels for each of our NEOs, the Committee takes into consideration factors such as fulfillment of job responsibilities, the financial and operational performance of the activities directed by each NEO, experience, time in position, and internal equity among the NEOs (other than the CEO). The Committee also considers each NEO’s current salary as compared to a salary range, as well as the salary practices of our peer group. In considering all of these factors, the Committee reviews a competitive market assessment provided to it by Meridian, which analyzes the pay practices at the peer group companies listed above.

Though the assessments provided by Meridian as early as 2010 demonstrated that several of the Company’s executives were compensated at levels significantly below “market median” levels, the Committee did not make significant adjustments to most executive compensation levels until 2012, wishing to be cautious in light of the financial condition of the Company in the immediately previous years. In evaluating compensation levels for 2013, the Committee noted that several of the NEO’s base salaries had remained “below market” even with the significant adjustments made in 2012. As such, the Committee’s base salary adjustments in 2013 intended to bring each of the NEO’s closer to market median levels within our peer group, though even with the 2013 adjustments, several of our NEO’s remained more than 10% under market median. The Committee intends to continue to monitor market trends and progress towards alignment of the Company’s executive compensation levels with market medians, while continuing to weigh the factors described earlier in this section.

Discretionary Bonus Awards

Discretionary bonus awards are granted infrequently, upon recommendation of the CEO and at the discretion and approval of the Committee. These awards are granted outside of the Company’s approved STI/LTI Plans, and are intended to be awarded only in special circumstances – including to award exceptional performance by a member of management or to retain critical business leaders during periods of business transition or change. There were no discretionary bonus awards paid to NEOs in 2013.

Short-Term Incentive Plan

Our short-term incentive plan, or STI Plan, is designed to reward participants for meeting or exceeding financial and other performance goals during a calendar year, and is available to NEOs, as well as other executives and key associates. If STI Plan targets are met, participants receive a cash bonus. The STI Plan motivates our NEOs to achieve goals that we believe are consistent with our current overall goals and strategic direction. We believe that the use of our selected performance goals provides our executives with an equitable message that when the Company does well, so do they. We also believe that achievement of these current overall goals and strategic direction will translate into long-term success for the Company and increased stockholder value. In short, we pay for performance – we should pay higher compensation when our management team achieves our predetermined goals, and lower compensation when it does not. The following factors are used to calculate the amount of the STI award actually paid to NEOs: Base salary earnings; Target STI Rate, as described below under Approval of STI Rates, and Wabash National’s operating performance against the STI metrics, as described below under Performance Metrics for STI. The STI Plan awards are made pursuant to the 2011 Omnibus Incentive Plan, which was last approved by our stockholders at the May 2011 Annual Meeting. Individual STI payouts cannot exceed the maximum as established in the approved plan.

Performance Metrics for the 2013 STI Plan

For 2013, continuing its focus on the growth of both the Company’s core truck-trailer business and its diversified product lines – including Wabash Composites and the Walker Group tank trailer and engineered products – as well as capturing higher profit margins across all product lines, the Committee established Operating Income and Net Working Capital as the performance metrics used in the calculation of STI awards. The Committee deemed these metrics appropriate for the short-term focus and business goals of the Company, as both provided clear and easily measurable goals for Plan participants. In addition to the performance metrics, participants in the STI Plan also had to meet or exceed personal performance criteria reviewed during the Company’s associate performance review process or their STI Award could be decreased or eliminated.

For those participants in the STI Plan who were employed at the corporate level of the Company as of February 20, 2013 (the date the Committee approved the Company’s 2013 STI Plan), including the following NEOs – Messrs. Giromini, Taylor, and Weber and Ms. Roth – payout under the STI Plan was contingent upon the achievement of pre-determined targets of Operating Income and Net Working Capital for Wabash National. Each performance metric was independent of the other in calculating whether corporate-level STI Plan participants would earn a STI Award, with 80% of the total STI Award dependent upon achievement of the Operating Income targets, and 20% upon achievement of the Net Working Capital targets. For those participants in the STI Plan who were employed at a business unit level of the Company as of February 20, 2013, including one of our NEO’s - Mr. Yeagy - 40% of any award made under the STI Plan was contingent upon the achievement of these pre-determined Operating Income and Net Working Capital targets at the corporate level, with the remaining 60% of any such STI Plan award contingent upon the achievement of pre-determined Operating Income targets at each individual business unit level. (See Note 13 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013 for the listing of our operating segments). The targets described above, as well as Wabash National’s actual performance results, are listed in the table below under “2013 Performance Results for STI.”

Approval of STI Rates

After review and consideration of peer group data and discussion with Meridian, the Committee approves target STI rates. In 2013, the Committee set target STI rates for our NEOs to align with the median target cash bonus rates of the Company’s peer group. Our CEO’s target STI rate represents the rate set forth in his employment agreement, which the peer group data continues to indicate is an appropriate rate and consistent with the median. The Committee’s 2013 approved STI Rates for each NEO are set forth below:

Target STI Rate
Mr. Giromini	100%
Mr. Taylor	45%(1)
Ms. Roth	50%
Mr. Weber	60%
Mr. Yeagy	50%(1)

(1)	Messrs. Taylor and Yeagy were not named executive officers of the Company until June 1, 2013. As a result, the Target STI Rates set forth above for each are applicable to only their Base Salary Earnings in June-December 2013. For the months of January – May 2013, the Target STI Rates applicable to Messrs. Taylor’s and Yeagy’s Base Salary Earnings were 35% and 45%, respectively. For a detailed explanation of the calculation of Messrs. Taylor’s and Yeagy’s resulting STI Plan Awards, see the Summary Compensation Table at fn. 3.

2013 Performance Results for STI

Both the Operating Income and the Net Working Capital performance metrics under the STI Plan may be achieved at a threshold, target or maximum level. The threshold, target and maximum goals were based on various outcomes considered by the Compensation Committee, with the target amounts most closely approximating the Company’s operating budget approved by the Board. Because annual targets for performance goals are set at levels based on our expected financial performance for the year, the Committee believes that paying at 200 percent of a performance metric’s target for superior performance provides appropriate incentive to achieve outcomes clearly exceeding target expectations. The Committee further believes that threshold amounts represent sufficient performance – at 80% or greater of the approved operating budget - to warrant incentive compensation, and that a 50 percent potential payout is therefore appropriate for such an achievement level

The chart below details the goals necessary for the corporate–level NEOs to achieve STI payout, as well as the Company’s actual performance results, calculated in accordance with the STI Plan:

(reported in millions, except for percentages)	Threshold	Target	Maximum	Actual
Net Working Capital (“NWC”) 20% of STI Award	</= 13.5%	= 12.5%	</= 11.5%	12.8%
Corporate Operating Income (“OI”) 80% of STI Award	$71	$89	$107	$103.2
Performance Payout	50%	100%	200%	85% - NWC 178.9% - Corp OI

For Mr. Yeagy, our NEO whose STI awards were dependent on financial performance at the SBU level, each of the NWC and OI performance targets listed in the chart above accounted for 20% of his STI award payout, with the other 60% of his award payout dependent upon achieving SBU Operating Income goals. The chart below details the SBU Operating Income goals necessary for the SBU-level for Mr. Yeagy to achieve payout, as well as the Commercial Trailer Products group’s actual performance results, calculated in accordance with the STI Plan:

(reported in millions, except for percentages)	Threshold	Target	Maximum	Actual
Net Working Capital 20% of STI Award	</= 13.5%	= 12.5%	</= 11.5%	12.8%
Corporate Operating Income 20% of STI Award	$71	$89	$107	$103
Operating Income – Commercial Trailer Products (“CTP”) 60% of STI Award	$51.1	$63.9	$72.0	$65.2
Performance Payout	50%	100%	200%	85% - NWC 178.9% - Corp OI 116% - CTP OI

As noted above, while actual performance against either metric might exceed the listed “Maximum” performance levels, STI Plan Awards are capped at a maximum of 200% of the STI Award that can be earned for meeting “Target” performance levels. If the threshold level of performance for a particular goal is not achieved, the payout for that goal is zero. Actual performance payout is interpolated between the performance target levels set forth above.

The amount of the Total STI Award paid to the NEOs in 2013 was calculated in two steps, as follows:

Corporate-level NEO’s	SBU-level NEO’s
1. Base Salary Earnings x Target STI Rate = Gross STI Bonus	1. Base Salary Earnings x Target STI Rate = Gross STI Bonus
2. Gross STI Bonus x (20% x Actual NWC Performance as a % of Target) x (80% x Actual OI Performance as a % of Target) = Total STI Award Amount	2. Gross STI Bonus x (20% x Actual NWC Performance as a % of Target) x (20% x Actual Corp OI Performance as a % of Target) x (60% x Actual SBU OI Performance as a % of Target) = Total STI Award Amount

The STI Plan Awards paid to each NEO under the STI Plan are set forth in the Summary Compensation Table below, under footnote 3. The Committee did not exercise its authority to decrease or eliminate the NEO STI payouts for fiscal 2013. As noted, the STI Plan and the results for fiscal 2013 described above are also used to determine the STI award payouts to other STI Plan participants, which encompasses many of the Company’s salaried associates. For fiscal 2013, STI award payouts to the NEOs represented approximately 16% of the total amount of STI award payouts to all eligible STI Plan participants.

Long-Term Incentive Plan

Our long-term incentive plan, or LTI Plan, is designed to reward our executives, including NEOs, for increasing stockholder value. It is also intended to be used as an attraction and retention tool in recruiting and promoting executive talent. Our stockholders receive value when our stock price increases, and by using equity-based awards our executives also receive increased value when our stock price increases. We believe that equity-based awards are an important part of an equitable structure because it is fair to our executives and to the Company that the level of rewards for our executives increase and decrease based on the return to stockholders. Similarly, equity-based awards represent our philosophy of having a straightforward structure by reminding executives that one of the best measures of long-term corporate success is increased stockholder value.

Approval of LTI Award Values

In 2013, the Committee approved LTI awards consisting of Restricted Stock Units (“RSUs”), Non-Qualified Stock Options (“NQO’s”), and Performance Stock Units (“PSUs”) – all awarded under the stockholder-approved 2011 Omnibus Incentive Plan. The Committee establishes LTI award grant values to the NEOs based on the following criteria: level of responsibility, individual performance, current market practices, peer group data, and the number of shares available under the 2011 Omnibus Incentive Plan. At the beginning of each year, after review and consideration of peer group data on target long-term incentives, the Committee approves the LTI award values and mix – generally at its first regularly-scheduled Committee meeting each year. At the time of grant, the Committee has the discretion to increase or decrease the base-level award to distinguish an individual’s level of past performance, to deliver particular LTI value, or to reflect other adjustments as the Committee deems necessary. Other than for calculation of share availability, awards granted in previous years are generally not a factor in determining the current year’s award. Potential accumulated wealth related to past awards is also not viewed as relevant in determining the current year’s LTI award since the ultimate goal of the award is to reward our executives for long-term increased stockholder value.

For valuation and reporting purposes, NQOs are “valued” at the binomial value of the option on the date of grant, and RSUs and one half of the PSUs are “valued” at the Company’s common stock price on the date of grant. The remaining half of the PSUs, which are only awarded upon achievement of Relative Total Shareholder Return metrics adopted by the Board, are valued using a Monte Carlo valuation model, and will not necessarily be valued at a price equal to the grant date price. To determine the number of awards the Committee approves for award to Plan participants at its yearly February meeting, the Committee estimates RSU/PSU/NQO grant-date values immediately prior to its meeting. The Committee calculates and approves the actual number of each type of award granted to each NEO by: (1) setting the overall LTI award value (generally, as a % of the NEO’s salary grade mid-point); (2) establishing the estimated grant date value to apply to each of the NQOs/PSUs/RSUs in the manner described above; and (3) dividing the overall LTI award value for each NEO by the estimated RSU/PSU/NQO grant-date values, to reach the targeted award mix (see LTI Award Mix below for a discussion of the 2013 approved LTI Award mix). In past years, to the extent necessary to manage share usage under our Omnibus Plans, the Committee would also adjust downward the actual number of awards granted to plan participants – including NEOs. This was done to achieve the desired maximum limit of all awards to be granted under an Omnibus Plan in a particular year.

In 2013, after review and consideration of peer group data and discussion with Meridian, the Committee approved LTI award rates for LTI Plan participants, including the NEOs, as well as the salary mid-point values established for each of the Company’s salary grade levels, to determine the overall targeted LTI Award values. Our CEO’s target LTI rate represents the rate set in 2011 based on peer group data reviewed at that time, bringing our CEOs targeted LTI rate closer to, but remaining below, median. The Committee’s 2013 approved LTI award rates and salary mid-point values for each NEO are set forth below:

	2013 LTI Award Rate	2013 Salary Grade Mid-Point
Mr. Giromini	200%	$733,000
Mr. Weber	100%	$360,000
Ms. Roth	100%	$325,000
Mr. Yeagy	90%(1)	$273,000
Mr. Taylor	50%(1)	$186,300

(1)	Since the 2013 LTI Awards were granted prior to Messrs. Taylor’s and Yeagy’s appointments as executive officers of the Company, the LTI Award Rates listed for each above do not reflect the LTI Award Rates in effect for each gentleman after their June 1, 2013 appointments. The LTI Awards reported in the Executive Compensation Tables reflect awards granted at the LTI Award Rates set forth in the table above.

LTI Award Mix

In 2013, the Committee approved a targeted award mix of 30% RSUs, 30% NQOs and 40% PSUs. The Committee believes this is an appropriate mix to emphasize its goals of encouraging stock ownership in Wabash National, retaining NEOs in the long-term, and focusing NEOs on long-term growth in stockholder value. The general terms for each form of equity awarded to the NEOs in 2013 are listed below:

	PSUs	RSUs	NQOs
Performance Metrics	Relative Total Shareholder Return and Cumulative EBITDA Performance	None	None
Performance Period	Three years	None	None
Vesting Period	Earned awards vest in full on third anniversary of the grant date	Award vests in full on third anniversary of the grant date	Vest in approximately three equal installments over three years
Restrictions/ Expiration	Earned only upon achievement of threshold performance metrics. Converted to Wabash National Common Stock upon vesting	Restricted until vesting date, at which time they convert to Wabash National Common Stock	Expire ten years from the grant date

In addition to the restrictions listed above, all awards granted to the NEOs pursuant to the Company’s equity compensation plans are subject to the Company’s Stock Ownership Guidelines, which are discussed on page 31. See the Grants of Plan Based Awards table and footnotes on pages 38-39 for more information on LTI awards delivered to the NEOs, as well as the terms of the awards.

The Committee views both the PSUs and NQOs as performance-based awards, as PSUs (which will eventually convert to shares of Wabash National common stock upon vesting) can only be earned upon achievement of the three-year performance metric established by the Committee and the value of the NQOs is tied to increases in the value of Wabash National common stock. Company executives will not realize any value from these awards without improving Company performance and increasing value to stockholders. Both of these awards are also intended to be performance-based for purposes of preserving the tax deductibility of that portion of Mr. Giromini’s compensation under IRC Section 162(m). In fiscal year 2014 the Committee established performance criteria in association with Mr. Giromini’s RSU award in an effort to preserve the tax deductibility of his award under IRC Section 162(m). Mr. Giromini’s 2014 RSU award will be subject to a one-year performance period (with fully vested payout in 2017) and a performance target of $50 million in Operating Income in fiscal year 2014.

For fiscal 2013, the number of RSUs granted to the NEOs represented 32% of all RSUs granted to all LTI Plan eligible participants; the number of PSUs granted (but not yet earned) to the NEOs represented 45% of all PSUs granted to all LTI Plan eligible participants; and, the number of NQOs granted to the NEOs represented 38% of all NQOs granted to all LTI Plan eligible participants. These proportions are consistent with our philosophy that as our associates, including NEOs, assume greater responsibility in the Company, a larger portion of incentive compensation should be focused on at-risk and long-term awards.

PSU Performance Metrics

The Committee established two independent performance metrics associated with the award of PSUs in 2013:

•	Relative Total Shareholder Return (“RTSR”); and

•	Cumulative EBITDA Performance.

Each of these metrics are independent of the other in calculating whether LTI Plan participants will earn the PSUs, with each of RTSR and Cumulative EBITDA Performance weighted at 50% of the total LTI Award. The Committee chose these metrics to emphasize the Company’s focus on growth and the creation of stockholder value in the long-term.

Relative Total Shareholder Return

RTSR will be measured relative to a group of similarly-cyclical companies over a three-year period, as the Committee believes this is the fairest way to track and award Company performance with regard to stockholder return in a highly-cyclical industry. RTSR performance will be measured in relation to the following “Cyclical Peer Group”:

Accuride Corp (ACW)	Meritor (MTOR)	Commercial Vehicle Group (CVGI)
Federal Signal (FSS)	Navistar (NAV)	Spartan Motors (SPAR)
Oshkosh (OSK)	Paccar (PCAR)	Sauer-Danfoss (SHS)
Tecumseh (TECUA)	Modine (MOD)	TriMas (TRS)

Cyclical Peer Group companies were recommended following Meridian’s analysis to best correlate each company’s cycle length and position in cycle, as compared to that of Wabash National. The start of the RTSR performance period was January 1, 2013 and Wabash National’s relative ranking versus the Cyclical Peer Group will be measured at the completion of the three-year performance period (close of NYSE market on December 31, 2015). RTSR performance will be measured on full-month stock performance for December 2012 versus December 2015 (using average closing stock price performance for each month), by including only those companies who are in the Cyclical Peer Group as of the close of business on December 31, 2012 and continue as independent, publicly-traded companies on December 31, 2015. As of December 31, 2013, all of the listed Cyclical Peer Group companies, other than Sauer-Danfoss, remained independent, publicly-traded companies.

The chart below details the RTSR Ranking levels the Company must achieve by the end of the three-year performance period before the NEOs can earn 50% of the PSUs granted in accord with the 2013 LTI Plan:

Wabash National TSR Ranking	RTSR Award Rate
1st	200%
2nd	180%
3rd	160%
4th	140%
5th	120%
6th	100%
7th	75%
8th	50%
9th-13th	0%

Cumulative EBITDA Performance

The performance period for measurement of Cumulative EBITDA Performance began with the start of the Company’s fiscal year on January 1, 2013 and will continue through the close of the Company’s fiscal year on December 31, 2015. Operating EBITDA is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, and other non-operating income and expense, as well as certain charges in connection with the Company’s acquisitions of Walker Group Holdings, LLC and certain assets of Beall Corporation. Cumulative EBITDA Performance is calculated by totaling the Company’s Operating EBITDA results from each of the three performance period fiscal years. The chart below details the Cumulative EBITDA Performance goals necessary for the NEOs to earn 50% of the PSUs granted in accord with the 2013 LTI Plan:

	Threshold	Target	Maximum
Cumulative EBITDA ($ millions)	$240	$300	$360
Cumulative EBITDA Award Rate (%)	50%	100%	200%

While actual Cumulative EBITDA Performance might exceed the listed “Maximum” performance level, LTI Plan Awards are capped at a maximum of 200% of the LTI Award that can be earned for meeting “Target” performance levels. Actual performance payout is interpolated between the performance target levels set forth above.

Calculation of Total PSUs Earned at End of Three-Year Performance Period

Assuming achievement of the goals associated with the RTSR and Cumulative EBITDA Performance metrics, the total number of PSUs that will be earned by the NEOs at the end of the three-year performance period will be calculated as follows:

Number of PSUs granted (but not yet earned) to NEOs in 2013

x (50% x Actual RTSR Ranking Award Rate)

  x  (50% x Actual Cumulative EBITDA Award Rate, as a Percentage of Target)

      = Total Earned PSUs

LTI Grant Practices

Grants of equity awards are generally made to our executives, including NEOs, at one time each year pursuant to the LTI Plan. As discussed above, the Compensation Committee typically reviews and approves awards and award levels under the LTI Plan in February of each year in conjunction with regularly scheduled meetings of the Compensation Committee and the Board of Directors, which occur after the release of year-end financial results from the previous year.

While most of our equity awards are made at the above-described time period, we occasionally make grants of RSUs or NQOs to executives at other times, including in connection with the initial hiring of a new executive or a promotion. We do not have any specific program, plan or practice related to the timing of equity award grants to executives in coordination with the release of non-public information.

Mr. Giromini, who also serves as a director of the Company, has the authority to grant awards under the 2011 Omnibus Incentive Plan to Company associates who are not officers or directors of the Company. Only Mr. Giromini has the authority to grant equity awards, such as inducement grants, within prescribed parameters — no other executive officer has the authority to grant such awards.

All options are granted with an exercise price equal to the closing market price on the date of grant, as reported on the NYSE. The date of grant for our equity awards is set by the Board of Directors, with the grant date generally being the date the awards are approved by the Compensation Committee in its February meetings.

Stock Ownership Guidelines

In February 2005, we first adopted stock ownership guidelines for our executive officers, including our NEOs. Upon evaluation of prevalent market practices, we revised these guidelines in September 2011.

These guidelines are designed to encourage our executive officers to increase their equity stake in the Company and more closely align their interests with those of other stockholders. Our current stock ownership guidelines provide that each executive is required to hold sixty-five percent (65%) of all Company shares received through the Company’s incentive compensation plans (the “Executive Holding Requirement”) until the executive achieves the target ownership levels set for his/her position. Once a company executive has achieved his/her stated target ownership level, s/he is no longer required to adhere to the Executive Holding Requirement, unless and until his/her ownership level falls below the target. The target ownership levels are as follows:

CEO	Five (5) times base salary
Executive Vice Presidents	Three (3) times base salary
Senior Vice Presidents	Two-and-one-half (2 ½) times base salary

For purposes of calculating target ownership levels, the following types of Company shares are counted: stock owned by the executive; vested or unvested restricted stock and restricted stock units; and, performance shares deemed earned, but not yet vested. Company executives are required to comply with the guidelines immediately upon hire or promotion, however, executives may tender shares to pay taxes upon vesting of shares and/or the exercise price upon stock option exercise. The Compensation Committee reviews compliance with the guidelines on a periodic basis; as of December 31, 2013, all of our NEOs were in compliance.

Our insider trading policy prohibits our executive officers, including our NEOs, from engaging in selling short our Common Stock or engaging in hedging or offsetting transactions regarding our Common Stock.

Summary of Total Direct Compensation

The Committee believes each pay element is consistent with our compensation philosophy. The pay elements are designed to complement each other and reward the achievement of short-term and long-term strategic objectives. The Committee recognizes individual fulfillment of duties through adjustments to base salary and LTI. The Committee reviews Total Direct Compensation for each NEO in light of peer group data and overall market practices, taking into account the role and level of responsibility of each NEO within the organization. As a result, Total Direct Compensation for the CEO is higher than the other NEOs due to his overall executive and operating responsibilities for the Company, as a whole. This design is supported by peer group data and general market practices. Similarly, the evaluation of the other NEOs’ responsibilities and contributions to the success of the organization is a significant factor in reviewing Total Direct Compensation for the other NEOs. Thus, while peer group and market data is important in evaluating the other NEOs, the Committee also considers individual fulfillment of duties, teamwork, development, time in position, experience and internal equity among the NEOs (other than the CEO). The Committee does not target CEO compensation as a certain multiple of the compensation of the other NEOs.

Deductibility Cap on Executive Compensation

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations, no tax deduction is allowed for annual compensation in excess of $1,000,000 to the CEO and the three other most highly compensated officers other than the CFO. However, performance-based compensation, as defined in the tax law, is fully deductible if the programs, among other requirements, are: (1) approved by stockholders, (2) the compensation is payable only upon attainment of pre-established, objective performance goals, and (3) the board committee that establishes such goals consists only of “outside directors” as defined for purposes of Section 162(m).

The Committee strives to provide NEOs with compensation programs that will preserve the tax deductibility of compensation paid by Wabash National, to the extent reasonably practicable and to the extent consistent with Wabash National’s other compensation objectives. For 2013, all of the members of the Compensation Committee qualified as “outside directors,” as defined for purposes of Section 162(m). The Committee believes, however, that stockholders interests are best served by not restricting the Committee’s discretion and flexibility in structuring compensation programs, even though such programs may result in certain non-deductible compensation expenses. With the exception of approximately $666,500 of non-performance-based compensation paid to Mr. Giromini in 2013, all other 2013 executive compensation was fully deductible. As described in detail on pages 28-29 under LTI Award Mix, the Compensation Committee has taken steps in 2014 to qualify a greater amount of Mr. Giromini’s compensation as deductible in the future by establishing an operating income performance metric that the Company must first meet in 2014 prior to Mr. Giromini receiving his 2014 grant of RSUs.

Indirect Compensation Elements

The following sections describe each indirect compensation element. It is intended that this information be read in concert with the information provided in the tables that follow this Compensation Discussion and Analysis.

Perquisites

We offer our NEOs various perquisites that the Committee believes are reasonable to remain competitive. These perquisites constitute a small percentage of total compensation. The Committee conducts an annual review of perquisites offered to the NEOs as part of the Committee’s overall NEO compensation review process. For more information on these perquisites and to whom they are provided, see footnote 5 to the Summary Compensation Table. In addition to the items listed in the aforementioned footnote, NEOs, as well as other selected associates, are also provided access to general financial planning services and Wabash National-sponsored seats at local sporting venues for personal use when not occupied for business purposes, both at no incremental cost to the Company.

Retirement Benefits

Retirement Benefit Plan

The Company has adopted a Retirement Benefit Plan that is also applicable to our NEOs. The purpose of the plan is to clearly define benefits that are provided to qualified associates. A “Regular Retiree” is defined as an executive attaining at least 65 years of age or older entering the tenth year of Company service. An “Early Retiree” is defined as an executive attaining at least 55 years of age and entering the fifth year of Company service. Together, Regular Retirees and Early Retirees are referred to as “Retirees”.

The plan provides that all Retiree awards continue to vest, as scheduled, in the calendar year of retirement. Early Retirees have 3 years from their retirement date to exercise options but not more than 10 years from the original date of grant. Regular Retirees have 10 years from the original grant date to exercise options. Retirees who were eligible to receive, and had received, PSUs and RSUs, which typically vest in full three years after the grant date, receive a prorated award based on the Retiree’s time of participation (but, in the case of PSUs, only once the performance metrics to earn such awards have been satisfied). Death and disability benefits, as defined in each outstanding equity award agreement, and all outstanding and prospective equity awards vest in a manner consistent with vesting provisions applicable to Early Retirees.

Regardless of the effective date of retirement, Retirees are entitled to payment of all eligible and unused vacation pay, payable under and calculated pursuant to state law and Company policy, which accrues in the year of retirement. Retirees are also eligible to receive a prorated incentive in lieu of bonus, if a short-term incentive is otherwise paid to eligible associates, the year following retirement. Retirees are not required to be actively employed by the Company on the date a short-term incentive payment is made. Additionally, retirees celebrating a 5, 10, 15, 20 or greater service anniversary in their year of retirement year receive a service award that is generally available to all associates. The Company suspended these awards in 2009, but reinstated them in 2013.

Retirees may elect to continue health care benefits generally available to all associates, in accordance with applicable state and Federal laws. In addition, Retirees receive health care discounts, generally available to all associates, which are negotiated by the Company with preferred health care providers, as allowable by the provider. Lastly, Retirees may convert their basic company paid life insurance to term life insurance per state and Federal laws and pursuant to the applicable life insurance plan document.

Tax-qualified Defined Contribution Plan

We maintain a tax-qualified defined contribution plan in the form of a traditional 401(k) plan with a Roth 401(k) option, either of which is available to a majority of the Company’s associates, including the NEOs. Effective January 1, 2012, the Company reinstated a 401(k) “matching program” on its traditional 401(k) plan that had been in effect prior to 2009; under that program, the Company matches dollar-for-dollar the first 3% of compensation an associate places into the traditional 401(k) plan, and matches one-half of the next two 2% contributed by the associate to the plan, up to federal limits. Any company matches are reported under the “All Other Compensation” column, and related footnote 5, of the Summary Compensation Table. Beginning in 2013, the Company made available to a majority of the Company’s associates an affiliated Roth 401(k) plan, which is also subject to typical federal guidelines and regulations associated with such plans.

Deferred Compensation Benefits

We maintain a non-qualified, unfunded deferred compensation plan that allows our directors and eligible highly-compensated associates, including the NEOs, to voluntarily elect to defer certain forms of compensation prior to the compensation being earned and vested. We make the non-qualified plan available to our highly-compensated associates as a financial planning tool and as an additional method to save for retirement. Executive officers do not receive preferential earnings on their deferred compensation. As a result, we do not view earnings received on contributions to the deferred compensation plan as providing executives with additional compensation. All deferred compensation benefits are designed to attract, retain, and motivate associates. Such deferred compensation benefits are commonly offered by companies with whom we compete for talent.

Effective January 1, 2012, the Company reinstated a Company “matching program” that had been suspended in 2008; under that program, the Company matches dollar-for-dollar the first 3% of compensation an associate places into the non-qualified deferred compensation plan, and matches one-half of the next two 2% the associate contributes to the plan. Any company matches are reported under the “All Other Compensation” column, and related footnote 5, of the Summary Compensation Table.

Participants in the Deferred Compensation Plan are general creditors of the Company. See the Non-Qualified Deferred Compensation Table below for additional information.

Potential Payments Upon Change-in-Control and Other Potential Post-Employment Payments

Associate Severance Plan

We have adopted an Associate Severance Plan that provides for severance benefits for all of our associates, including our NEOs, in the event we terminate their employment without cause. Under the plan, in the absence of an employment agreement providing for superior benefits, our executives are eligible for a severance payment equal to the executive’s base salary for a period of one month or, if the executive executes a general release, for a period up to 18 months. In addition to the severance payment, our NEOs are entitled to a lump sum amount to cover post-termination healthcare premiums for the duration of the severance period. We determined this plan was appropriate based on the prevalence of similar plans within the market and its importance in attracting and retaining qualified executives. For a quantification of the benefits that would be received assuming termination of eligible NEOs on December 31, 2013, see the Potential Payments on Termination or Change in Control – Payment and Benefit Estimates table below.

Severance and Change-in-Control Agreements

In 2013, we did not have individual employment or severance agreements with any of our NEOs, other than an employment agreement with Mr. Giromini. Mr. Giromini’s agreement provides for payments and other benefits if his employment terminates based upon certain qualifying events, such as termination “without cause” or leaving employment for “good reason.” The Board believed these terms, which were negotiated when Mr. Giromini was initially hired in 2002, were necessary to hire Mr. Giromini and were consistent with industry practice. For more information on Mr. Giromini’s employment agreement, see page 44.

We have adopted a change-in-control plan applicable to NEOs, as well as other executives of the Company, as specifically designated by our Board of Directors. We determined that this plan was appropriate based on the prevalence of similar plans within the market, as well as the dynamic nature of the business environment in which we operate. We also believe the change-in-control plan, similar to the severance provisions of Mr. Giromini’s employment agreement, is an appropriate tool to motivate executive officers to exhibit the proper behavior when considering potential business opportunities. By defining compensation and benefits payable under various merger and acquisition scenarios, change-in-control agreements enable the NEOs to set aside personal financial and career objectives and focus on maximizing stockholder value. These agreements help to minimize distractions such as the officer’s concern about what may happen to his or her position, and help to keep the officer objective in analyzing opportunities that may arise. Furthermore, they ensure continuity of the leadership team at a time when business continuity is of paramount concern. Under the terms of his employment agreement as amended in December 2010, Mr. Giromini will receive the greater of the benefits pursuant to our change-in-control plan or his employment agreement, but not both.

Additional information regarding these provisions, including a definition of key terms and a quantification of benefits that would be received assuming a triggering event on December 31, 2013, is set forth below in the Potential Payments on Termination or Change in Control – Payment and Benefit Estimates table.

Executive Life Insurance Program

Pursuant to the terms of his employment agreement, we maintain a life insurance policy on Mr. Giromini. We have purchased and maintain this policy but provide Mr. Giromini with an interest in the death benefit. Mr. Giromini is responsible for taxes on the income imputed in connection with this agreement under Internal Revenue Service rules. Upon termination of employment, the life insurance policy will be assigned to Mr. Giromini or his beneficiary. This was a negotiated benefit entered into when Mr. Giromini began employment with the Company.

Compensation Committee Report

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Wabash National Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (including through incorporation by reference to this Proxy Statement).

COMPENSATION COMMITTEE

Martin C. Jischke
James D. Kelly
John E. Kunz
Larry J. Magee
Ann D. Murtlow
Scott K. Sorensen

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors in 2013 consisted of Dr. Jischke, Mrs. Murtlow and Messrs. Kelly, Kunz, Magee and Sorensen. None of these individuals is currently, or has ever been, an officer or associate of Wabash National or any of our subsidiaries. In addition, during 2013, none of our executive officers served as a member of a board of directors or on the compensation committee of any other entity that had an executive officer serving on our Board of Directors or on our Compensation Committee.

Executive Compensation Tables

In this section, we provide tabular and narrative information regarding the compensation of our NEOs for the fiscal year ended December 31, 2013.

Summary Compensation Table

for the Year Ended December 31, 2013

The following table summarizes the compensation of the NEOs for the year ended December 31, 2013 and for the years ended December 31, 2012 and 2011. The NEOs are the Company’s Chief Executive Officer, each of the Company’s two Chief Financial Officers in 2013, and the three other most highly compensated executive officers in 2013 as determined by taking the total compensation calculated pursuant to the table below.

				Non-Equity
				Incentive Plan	Stock	Option	All Other
		Salary	Bonus	Compensation	Awards	Awards	Compensation	Total
Name and Principal Position	Year	(1)	(2)	(3)	(4)	(4)	(5)	($)
RICHARD J. GIROMINI	2013	$ 699,346	-	$ 1,118,954	$ 1,023,105	$ 445,590	$ 156,655	$ 3,443,650
President,	2012	$ 662,019	-	$ 474,006	$ 929,202	$ 844,162	$ 125,529	$ 3,034,918
Chief Executive Officer	2011	$ 611,777	-	$ 919,782	$ 784,536	$ 642,581	$ 112,069	$ 3,070,745

JEFFERY L. TAYLOR (6)	2013	$ 209,523	-	$ 136,888	$ 65,058	$ 28,321	$ 40,423	$ 480,213
Senior Vice President -	-	-	-	-	-	-	-	-
Chief Financial Officer	-	-	-	-	-	-	-	-

ERIN J. ROTH	2013	$ 288,116	-	$ 230,492	$ 226,888	$ 98,816	$ 22,771	$ 867,083
Senior Vice President -	2012	$ 272,212	-	$ 97,452	$ 206,010	$ 187,139	$ 20,801	$ 783,614
General Counsel & Secretary	2011	$ 253,725	$ 80,000	$ 142,053	$ 204,200	$ 167,250	$ 2,962	$ 850,190

MARK J. WEBER (7)	2013	$ 337,385	-	$ 323,889	$ 251,225	$ 109,421	$ 43,721	$ 1,065,641
Senior Vice President, Group President	2012	$ 299,615	-	$ 128,715	$ 228,121	$ 207,274	$ 30,692	$ 894,417
- Diversified Products	2011	$ 277,634	-	$ 142,053	$ 255,250	$ 200,700	$ 13,400	$ 889,037

BRENT L. YEAGY (8)	2013	$ 285,173	-	$ 166,707	$ 171,508	$ 74,663	$ 36,673	$ 734,724
Senior Vice President, Group President	-	-	-	-	-	-	-	-
- Commercial Trailer Products	-	-	-	-	-	-	-	-

(1)	This column includes base salary earnings for each NEO, as well as amounts deferred by the NEOs under the Company’s Non-Qualified Deferred Compensation Plan. For salary amounts deferred in 2013, see the first column of the Non-Qualified Deferred Compensation table on page 42.

(2)	Amounts reflected in this column include payments of discretionary bonus awards, as recommended by our CEO and/or the Compensation Committee, and approved by the Compensation Committee. There were no discretionary bonus awards made in 2013.

(3)	For 2013, non-equity incentive plan compensation includes cash awards under the Company’s 2013 STI Plan. Cash awards earned for the performance period ending December 31, 2013 were paid to NEOs in March 2014 unless deferred by the NEO under the Company’s Non-Qualified Deferred Compensation Plan. The following table shows the awards earned under the 2013 STI Plan:

2013 STI Plan Awards
Name	Target Award as % of Base Salary Earnings	Base Salary Earnings	Actual Performance as % of Target	Award Amount
Richard J. Giromini	100%	$ 699,346	160%	$ 1,118,954
Jeffery L. Taylor	35/45%	$ 209,523	160%	$ 136,888
Erin J. Roth	50%	$ 288,116	160%	$ 230,492
Mark J. Weber	60%	$ 337,385	160%	$ 323,889
Brent L. Yeagy	45/50%	$ 285,173	122%	$ 166,707

For additional information on our STI Plan structure in 2013, including plan metrics and performance measurements, see the Compensation Discussion and Analysis relating to our STI Plan on pages 25-27 As noted on page 26 of our Compensation Discussion and Analysis, Messrs. Taylor’s and Yeagy’s reported award amounts are a function of differing Target STI Rates being applied to their base salary earnings in 2013, as a result of their appointments as executive officers of the Company effective July 1, 2013. For base salary earnings from January – May 2013, Target STI Rates of 35% and 45% were applied to Mr. Taylor and Mr. Yeagy, respectively. For base salary earnings from June-December 2013, Target STI Rates of 45% and 50% were applied to Mr. Taylor and Mr. Yeagy, respectively.

For additional information on our STI Plan structure in 2012 and 2011, and a detailed explanation of the bonus payments made under the 2012 and 2011 STI Plans, see the Compensation Discussion and Analysis relating to our STI Plans in the proxy statements filed by the Company in 2013 and 2012, respectively.

(4)	Amounts represent the aggregate grant date fair value of grants made to each NEO during 2013 under the Company’s 2013 LTI Plan, as computed in accordance with FASB ASC Topic 718. The values in these columns exclude the effect of estimated forfeitures. Grants in 2013 consisted of restricted stock units (RSUs), non-qualified stock options (NQOs), and performance stock units (PSUs) awarded under the Company’s stockholder-approved 2011 Omnibus Incentive Plan. For the per-share grant date fair values applicable to the RSUs, PSUs, and NQOs see Grants of Plan Based Awards table at footnote 6. The following table shows the number of each award granted at “Target” performance levels under the 2013 LTI Plan:

2013 LTI Plan Awards
Name	RSUs (#)	NQOs (#)	PSUs (#)
Richard J. Giromini	45,760	72,690	61,020
Jeffery L. Taylor	2,910	4,620	3,880
Erin J. Roth	10,150	16,120	13,530
Mark J. Weber	11,240	17,850	14,980
Brent L. Yeagy	7,670	12,180	10,230

As discussed in the Compensation Discussion and Analysis, the PSUs reported above have not yet been earned by the NEO’s and will be earned only upon achievement of the Committee-approved performance metrics during the three-year performance period. (See p. 29). The PSUs reported above represent the “Target” payout level of PSUs; at “Maximum” payout level, assuming the Company achieves “Maximum” performance levels for both LTI performance metrics, the payout of PSUs would be 200% of “Target,” with award payouts to each of the NEOs as follows: Mr. Giromini – 122,040, with a grant date fair value of $1,166,702; Mr. Taylor – 7,760, with a grant date fair value of $74,186; Ms. Roth – 27,060, with a grant date fair value of $258,694; Mr. Weber – 29,960, with a grant date fair value of $286,418; and Mr. Yeagy – 20,460, with a grant date fair value of $195,598. All reported grant date fair values are rounded to the nearest dollar. Though Messrs. Taylor and Yeagy were each appointed as executive officers of the Company effective July 1, 2013, the grants made to each in 2013 may appear comparatively lower than other similarly situated NEOs as a result of the grant date of the awards occurring in February 2013, which was prior to their respective appointments. See footnotes 6 and 8 below for details on Messrs. Taylor’s and Yeagy’s appointments.

For additional information on our LTI Plan structure in 2013, including plan metrics and performance measurements, see the Compensation Discussion and Analysis relating to our LTI Plan on pages 27-30. All awards granted to the NEOs during 2013 are subject to the revised stock ownership guidelines adopted by the Board in 2011. RSUs will vest in full three years after the grant date. NQOs vest ratably over the three years following the grant date. Earned PSUs will vest three years after the grant date, providing each participant with one share of the Company’s common stock for each vested PSU.

Further information regarding the valuation of equity awards can be found in Note 9 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013. We caution that the amounts reported in the table for equity awards and, therefore, total NEO compensation may not represent the amounts that the NEOs will actually realize from the awards. Whether, and to what extent, an NEO realizes value will depend on a number of factors, including our performance and stock price. For example, the value that would have been expensed in 2013 relating to certain NEO stock awards if our share price at the respective stock grant dates was $12.35 (the closing share price on December 31, 2013) differs from the values set forth above due to the general fluctuations of the Company’s share price between December 31, 2011 and December 31, 2013.

(5)	The following table provides details about each component of the “All Other Compensation” column: Amounts in this column consist of: (i) payments with respect to our 401(k) and non-qualified deferred compensation plans; (ii) payments with respect to term life insurance for the benefit of the respective officer; (iii) payments with respect to the Executive Life Insurance Plan; and (iv) miscellaneous compensation or perquisites. For 2013, the amount reported in “Misc Perquisites” for Mr. Giromini includes $65,554 in payments with respect to the Executive Life Insurance Plan, and for Mr. Taylor includes $14,841 in relocation expenses.

Name	Company Contributions to Defined Contribution Plans (a)	Misc Perquisites (b)	Total All Other Compensation
Richard J. Giromini	$ 81,036	$ 75,619	$ 156,655
Jeffery L. Taylor	$ 22,743	$ 17,681	$ 40,424
Erin J. Roth	$ 21,730	$ 1,041	$ 22,771
Mark J. Weber	$ 39,117	$ 4,604	$ 43,721
Brent L. Yeagy	$ 34,125	$ 2,548	$ 36,673

(a)	Company contributions to defined contribution plans include Company “matches” against cash compensation (salary or bonus) deferred by an NEO into the Company’s 401(k) and non-qualified deferred compensation plans. See the Compensation Discussion and Analysis under Deferred Compensation Benefits and Retirement Benefits on pages 32-33, as well as the Non-Qualified Deferred Compensation table on pg. 42, for additional information regarding the Company’s deferred compensation match programs.

(b)	Miscellaneous perquisites include: amounts paid with respect to long term disability insurance and term life insurance for the benefit of the respective NEO, including the Executive Life Insurance Plan for Mr. Giromini; executive physicals and health club discounts; credit monitoring services; Company matching contributions to health savings accounts; and, as applicable, tax gross ups associated with such benefits. Additionally, with regard to only Mr. Taylor, includes one-time payment of relocation expenses.

(6)	Mr. Taylor was appointed our Vice President – Acting Chief Financial Officer effective June 1, 2013 with an annual salary of $225,000. Prior to his appointment in 2013, Mr. Taylor was not an executive officer of the Company. With his promotion and appointment, his annual short-term incentive target rose from 35% to 45% of his base salary. As a result of his mid-year appointment, his new short-term incentive target of 45% applied only to his salary earnings from June-December 2013. For the months of January – May 2013, his previous short-term incentive target rate applied to his salary earnings for that time frame. Effective January 1, 2014, Mr. Taylor was named Senior Vice President – Chief Financial Officer.

(7)	Mr. Weber was appointed our Senior Vice President, Group President – Diversified Products effective June 1, 2013, having previously served as our Senior Vice President – Chief Financial Officer. With his appointment, his annual salary was set at $350,000.

(8)	Mr. Yeagy was appointed our Senior Vice President, Group President – Commercial Trailer Products effective June 1, 2013 with an annual salary of $300,000. Prior to his appointment in 2013, Mr. Yeagy was not an executive officer of the Company. With his promotion and appointment, his annual short-term incentive target rose from 45% to 50% of his base salary. As a result of his mid-year appointment, his new short-term incentive target of 50% applied only to his salary earnings from June-December 2013. For the months of January – May 2013, his previous short-term incentive target rate applied to his salary earnings for that time frame.

Grants of Plan-Based Awards

for the Year Ended December 31, 2013

								All Other	All Other
		Estimated Possible Payouts			Estimated Possible Payouts			Stock	Option		Grant
		Under Non-Equity Incentive			Under Equity Incentive			Awards:	Awards:	Exercise	Date Fair
		Plan Awards			Plan Awards			Number of	Number of	or Base	Value of
		(2)			(3)			Shares of	Securities	Price of	Stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Underlying	Option	Option
	Grant Date	($)	($)	($)	(#)	(#)	(#)	Units (4)	Options (5)	Awards	Awards (6)
Name	(1)	(50)%	(100)%	(200%)	(50)%	(100)%	(200%)	(#)	(#)	($/Sh)	($)
Richard J. Giromini	2/20/13	$ 349,673	$ 699,346	$ 1,398,692	—	—	—	—	—	—	—
	2/20/13	—	—	—	30,510	61,020	122,040	—	—	—	$ 583,351
	2/20/13	—	—	—	—	—	—	45,760	—	—	$ 439,754
	2/20/13	—	—	—	—	—	—	—	72,690	$ 9.61	$ 445,590
Jeffery L. Taylor	2/20/13	$ 42,778	$ 85,555	$ 171,110	—	—	—	—	—	—	—
	2/20/13	—	—	—	1,940	3,880	7.760	—	—	—	$ 37,093
	2/20/13	—	—	—	—	—	—	2,910	—	—	$ 27,965
	2/20/13	—	—	—	—	—	—	—	4,620	$ 9.61	$ 28,321
Erin J. Roth	2/20/13	$ 72,029	$ 144,058	$ 288,116	—	—	—	—	—	—	—
	2/20/13	—	—	—	6,765	13,530	27,060	—	—	—	$ 129,347
	2/20/13	—	—	—	—	—	—	10,150	—	—	$ 97,542
	2/20/13	—	—	—	—	—	—	—	16,120	$ 9.61	$ 98,816
Mark J. Weber	2/20/13	$ 101,216	$ 202,431	$ 404,862	—	—	—	—	—	—	—
	2/20/13	—	—	—	7,490	14,980	29,960	—	—	—	$ 143,209
	2/20/13	—	—	—	—	—	—	11,240	—	—	$ 108,016
	2/20/13	—	—	—	—	—	—	—	17,850	$ 9.61	$ 109,421
Brent L. Yeagy	2/20/13	$ 68,322	$ 136,645	$ 273,290	—	—	—	—	—	—	—
	2/20/13	—	—	—	5.115	10,230	20,460	—	—	—	$ 97,799
	2/20/13	—	—	—	—	—	—	7,670	—	—	$ 73,709
	2/20/13	—	—	—	—	—	—	—	12,180	$ 9.61	$ 74,663

(1)	As discussed under “Equity Grant Practices” in the Compensation Discussion and Analysis above, the grant date of equity awards is set by our Board of Directors and is a date that is on or after the Board of Directors or Compensation Committee action approving or ratifying the award.

(2)	These columns show the range of cash payouts targeted for 2013 performance under our STI Plan as described in the section titled “Short Term Incentive Plan” in the Compensation Discussion and Analysis. In February 2013, the Compensation Committee recommended, and our Board of Directors approved, STI Plan awards for all eligible associates, including awards to the NEOs (for a detailed description of the awards, see pages 25-27 in the Compensation Discussion and Analysis and footnote 3 to the Summary Compensation Table).

(3)	Represents the potential payout range of PSUs granted in 2013 pursuant to the 2011 Omnibus Incentive Plan. As set forth in the chart below, the number of PSUs actually earned by each NEO will be dependent upon meeting Company financial performance targets over a three-year performance period, as established in the Company’s 2013 LTI Plan. Under the Company’s 2013 LTI Plan, the Committee established two performance metrics – Relative Total Shareholder Return (“RTSR”) and Cumulative EBITDA Performance; these metrics are independent of the other in calculating whether LTI Plan participants will earn the PSUs, with each metric weighted at 50% of the total LTI Award. No PSUs will be awarded unless the Company meets the “Threshold” achievement level on at least one of these metrics at the end of the three-year performance period. The maximum number of PSUs each NEO could earn, assuming the Company achieves the established “Maximum” performance level on each of the performance metrics, is listed in the “Maximum Achievement Level” column. For a detailed description of the awards and the PSUs the NEO’s will earn as a result of Company achievement against each of the performance metrics described above, see pages 27-30 in the Compensation Discussion and Analysis, under Long Term Incentive Plan.

Each earned PSU will vest in full on the three year anniversary of the date of grant, which was February 20, 2013. Upon vesting, the recipient is entitled to receive one share of the Company’s Common Stock for each fully vested PSU. Dividends are not paid or accrued on the PSU awards.

	Grant at Threshold Achievement Level of Each Performance Metric (#)		Grant at Target Achievement Level of Each Performance Metric (#)		Grant at Maximum Achievement Level of Each Performance Metric (#)
Name	Relative Total Shareholder Return	Cumulative EBITDA Performance	Relative Total Shareholder Return	Cumulative EBITDA Performance	Relative Total Shareholder Return	Cumulative EBITDA Performance
Richard J. Giromini	15,255	15,255	30,510	30,510	61,020	61,020
Jeffery L. Taylor	970	970	1,940	1,940	3,880	3,880
Erin J. Roth	3,382	3,383	6,765	6,765	13,530	13,530
Mark J. Weber	3,745	3,745	7,490	7,490	14,980	14,980
Brent L. Yeagy	2,557	2,558	5,115	5,115	10,230	10,230

(4)	Amounts represent the number of RSUs granted pursuant to the 2011 Omnibus Incentive Plan, which vest in full on the three-year anniversary of the date of grant. These awards were granted on February 20, 2013, and upon vesting, the recipient is entitled to receive one share of the Company’s Common Stock for each fully vested RSU. Dividends, when paid, will accrue on RSUs at the same rate as holders of our Common Stock, but any dividends so declared by the Company will not be paid to holders of RSUs unless and until the restricted stock units vest to the grantee.

(5)	Amounts represent NQOs granted pursuant to the 2011 Omnibus Incentive Plan, which vest in three equal installments over the first three anniversaries of the date of grant (February 20, 2013). Dividends are not paid or accrued on the NQO awards.

(6)	The amounts shown in this column represent the grant date fair market value of the PSUs, RSUs, and NQOs granted on February 20, 2013, as determined pursuant to FASB ASC Topic 718, and exclude the effect of estimated forfeitures. The amount reported for the PSUs represents the grant date fair market value of the PSUs at “Target.” For PSUs, the fair value for one-half of the award (the portion of the award requiring achievement of established Cumulative EBITDA metrics) was the market value of the underlying stock on the grant date (which was $9.61 – the same as the exercise price for the awarded NQOs); the fair value for the other half of the PSU award (the portion of the award requiring achievement of established RTSR metrics, which is a market-based metric) was $9.51, which was calculated using a Monte Carlo pricing model used to value market-based metrics. For RSUs, the fair value on the grant date was $9.61, which was the market value of the underlying stock on the date of grant. For the NQOs, the fair value on the grant date was $6.13, which was calculated using a binomial option pricing model.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

For Mr. Giromini, the amounts disclosed in certain tables above are in part a result of the terms of his employment agreement. We have no other employment agreements with our NEOs.

Effective January 1, 2007, the Board appointed Mr. Giromini to serve as Chief Executive Officer and his employment agreement was amended. Below is a description of Mr. Giromini’s employment agreements in effect since 2002.

In June 2002, we entered into an employment agreement with Mr. Giromini to serve as Chief Operating Officer effective July 15, 2002 through July 15, 2003. The term of Mr. Giromini’s employment renews for successive one-year periods unless and until either party provides written notice, not less than 60 days prior to the end of the then current term, of the intent not to renew the agreement. In connection with this renewal provision, the Compensation Committee evaluates the agreement and Mr. Giromini’s performance on a yearly basis prior to determining whether it will renew the agreement for another one-year term. Mr. Giromini’s initial base salary was $325,000 per year, subject to annual adjustments. On January 1, 2007, in connection with Mr. Giromini becoming our Chief Executive Officer, we entered into an amendment to his employment agreement to provide that Mr. Giromini’s title and duties will be those of the President and Chief Executive Officer. The amendment provided that Mr. Giromini receives an annual base salary of not less than $620,000 and was eligible for an annual incentive bonus targeted at 80% of his base, which was increased in February 2010 to 100% of his base salary by action of the Board. The actual annual incentive bonus for Mr. Giromini may range from 0% to 200% of base salary and is determined at the discretion of the Board on an annual basis, based upon Company and individual performance criteria set by the Board each year. In addition, Mr. Giromini is entitled to payment of an additional sum to enable him to participate in an executive life insurance program. Effective December 31, 2010, we entered into an amendment to his employment agreement for purposes of clarifying language in connection with Section 409A of the Internal Revenue Code of 1986, as amended.

A description of the termination provisions, whether or not following a change-in-control, and a quantification of benefits that would be received by Mr. Giromini can be found under the heading “Potential Payments upon Termination or Change-in-Control.”

Outstanding Equity Awards at Fiscal Year-End

December 31, 2013

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	(1) Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	(2) Market Value of Unexercised Options ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Yet Vested (#)	(2) Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	(2) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard J. Giromini	9,900	—	23.90	—	5/20/2014
	9,560	—	26.93	—	3/7/2015
	24,710	—	16.81	—	5/18/2016
	90,000	—	14.19	—	5/24/2017
	68,300	—	8.57	$258,174	2/6/2018	38,420 (3)	$474,487
	64,034	32,017	10.21	$205,549	2/23/2021	51,099 (4)	$631,073	—	—
	39,410	78,820	10.85	$177,345	2/23/2022	40,530 (5)	$500,546	47,290 (7)	$584,032
	—	72,690	9.61	$199,171	2/20/2023	45,760 (6)	$565,136	61,020 (8)	$753,597
Jeffery L. Taylor	—	4,620	$9.61	$12,659	2/20/2023	2,910 (6)	$35,939	3,880 (8)	$47,918
Erin J. Roth	7,500	—	14.19	—	5/24/2017			—	—
	1,900	—	8.57	$7,182	2/6/2018	10,000 (3)	$123,500	—	—
	16,667	8,333	10.21	$53,500	2/23/2021	13,300 (4)	$164,255	—	—
	8,737	17,473	10.85	$39,315	2/23/2022	8,990 (5)	$111,027	10,480 (7)	$129,428
	—	16,120	9.61	$44,169	2/20/2023	10,150 (6)	$125,353	13,530 (8)	$167,096
Mark J. Weber	2,000	—	20.73	—	8/8/2015	—	—	—	—
	4,660	—	16.81	—	5/18/2016	—	—	—	—
	7,500	—	14.19	—	5/24/2017	—	—	—	—
	8,900	—	8.57	33,642	2/6/2018	—	—	—	—
	2,452	—	3.59	21,480	2/11/2019	—	—	—	—
	6,666	—	2.06	68,593	1/5/2020	12,500 (3)	$154,375	—	—
	20,000	10,000	10.21	64,200	2/23/2021	16,625 (4)	$205,319	—	—
	9,677	19,353	10.85	43,545	2/23/2022	9,950 (5)	$122,883	11,610 (7)	$143,384
	—	17,850	9.61	48,909	2/20/2023	11,240 (6)	$138,814	14,980 (8)	$185,003
Brent L. Yeagy	2,000	—	23.90	—	5/20/2014	—	—	—	—
	1,500	—	26.93	—	3/7/2015	—	—	—	—
	4,250	—	16.81	—	5/18/2016	—	—	—	—
	7,500	—	14.19	—	5/24/2017	—	—	—	—
	9,400	—	8.57	$35,532	2/6/2018	5,430 (3)	$67,061	—	—
	9,058	4,529	10.21	$29,076	2/23/2021	7,222 (4)	$89,192	—	—
	6,604	13,206	10.85	$29,715	2/23/2022	6,790 (5)	$83,857	7,930 (7)	$97,936
	—	12,180	9.61	$33,373	2/20/2023	7,670 (6)	$94,725	10,230 (8)	$126,341

(1)	The vesting date of each service-based option award that is not otherwise fully vested is listed below by expiration date:

Expiration Date	_____ Vesting Schedule and Date______
2/23/2021	One installment on February 23, 2014.
2/23/2022	Two equal installments on February 23, 2014 and 2015.
2/20/2023	Three equal installments on February 20, 2014, 2015 and 2016.

With regard to Mr. Giromini, stock options are subject to accelerated vesting as they are retirement eligible in accordance with the Company’s Retirement Benefit Plan and the 2007 and 2011 Omnibus Incentive Plans.

(2)	For options, calculated by multiplying any positive difference between the option exercise price and the closing price of our Common Stock on December 31, 2013, which was $12.35, by the number of listed options that have not been exercised (vested and unvested). No value is shown for “underwater” options. For restricted stock, RSUs and PSUs, calculated by multiplying the closing price of our Common Stock on December 31, 2013 ($12.35) by the number of listed shares (earned and unearned).. All reported numbers have been rounded to the nearest dollar.

(3)	Vested on February 23, 2014.

(4)	2011 PSU Award. Granted on February 23, 2011. Vested on February 23, 2014; each vested PSU entitled the holder to one share of the common stock of the Company. The final amount of the award, and whether each NEO earned the award granted, was dependent upon meeting Company financial performance targets, as established in the Company’s 2011 LTI Plan.

(5)	2012 RSU Award. Granted on February 23, 2012. Vests on February 23, 2015.

(6)	2013RSU Award. Granted on February 20, 2013. Vests on February 20, 2016.

(7)	2012 PSU Award. Granted on February 23, 2012. The amounts reported above for each NEO reflect the PSUs that would be earned by each NEO at “Target” achievement levels, assuming the Company meets the financial performance targets over a three-year performance period, as established by the Committee in the Company’s 2012 LTI Plan. Under the Company’s 2012 LTI Plan, the Committee established two performance metrics – Relative Total Shareholder Return (“RTSR”) and Cumulative EBITDA Performance; these metrics are independent of the other in calculating whether LTI Plan participants will earn the PSUs, with each metric weighted at 50% of the total LTI Award. No PSUs will be awarded unless the Company meets the “Threshold” achievement level on at least one of these metrics at the end of the three-year performance period. Each earned PSU will vest in full on the three year anniversary of the date of grant, which was February 23, 2012. Upon vesting, the recipient is entitled to receive one share of the Company’s Common Stock for each fully vested PSU.

(8)	2013 PSU Award. Granted on February 20, 2013. The amounts reported above for each NEO reflect the PSUs that would be earned by each NEO at “Target” achievement levels, assuming the Company meets the financial performance targets over a three-year performance period, as established by the Committee in the Company’s 2013 LTI Plan. Under the Company’s 2013 LTI Plan, the Committee established two performance metrics – Relative Total Shareholder Return (“RTSR”) and Cumulative EBITDA Performance; these metrics are independent of the other in calculating whether LTI Plan participants will earn the PSUs, with each metric weighted at 50% of the total LTI Award. No PSUs will be awarded unless the Company meets the “Threshold” achievement level on at least one of these metrics at the end of the three-year performance period. For a detailed description of the awards and the PSUs the NEO’s would earn as a result of Company achievement against each of the performance metrics described above, see pages 27-30 in the Compensation Discussion and Analysis, under Long Term Incentive Plan. Each earned PSU will vest in full on the three year anniversary of the date of grant, which was February 20, 2013. Upon vesting, the recipient is entitled to receive one share of the Company’s Common Stock for each fully vested PSU.

The following table sets forth information concerning the exercise of options and the vesting of stock awards during 2013 by each of the NEOs:

Option Exercises and Stock Vested

	Option Awards (1)		Stock Awards (1)
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)
Richard J. Giromini	90,000(3)	$224,100(3)	120,000(4)	$892,800(4)
Jeffery L. Taylor	—	—	—	—
Erin J. Roth	5,000 17,000(3)	$33,685(2) $42,330(3)	23,000(4)	$171,120(4)
Mark J. Weber	20,000(3)	$49,800(3)	10,000 26,000(4)	$ 96,700 $193,440(4)
Brent L. Yeagy	12,000(3)	$29,880(3)	16,000(4)	$119,040(4)

(1)	Values are based on the closing stock price on the date of vesting.

(2)	Value reflects the difference between the exercise price and the market value of the stock at the time of the exercise.
(3)	Represent the number of stock appreciation rights (“SARs”), which vested and were immediately exercised on March 25, 2013 and paid the holder cash for each SAR in the amount of the difference between the market value of the Company’s stock at the close of business that day ($9.93) and the exercise price of the SAR ($7.44). For further description and discussion of the SARs, see the Company’s proxy statement filed in 2011.
(4)	Represent the number of performance units (“PUs”), which at time of vesting on March 25, 2013 paid the holder cash for each PU in the amount of $7.44 (which was the market value of the Company’s stock at the close of business on the date of grant). For further description and discussion of the PUs, see the Company’s proxy statement filed in 2011.

Eligible highly-compensated associates, including the NEOs, may defer receipt of all or part of their cash compensation (base salary and annual non-equity incentive compensation) under the non-qualified deferred compensation plan. Amounts deferred under this program are invested among the investment funds available under the program from time to time pursuant to the participant’s direction and participants become entitled to the returns on those investments. Under the plan, participants may elect to receive the funds in a lump sum or in up to 10 annual installments following retirement, as well as limited in-service distributions. The deferred compensation plan is unfunded and subject to forfeiture in the event of bankruptcy.

The following table sets forth information concerning NEOs’ contributions and earnings with respect to the Company’s non-qualified deferred compensation plan:

Non-Qualified Deferred Compensation

	Executive	Registrant		Aggregate
	Contribution in	Contributions in	Aggregate Earnings	Withdrawals /	Aggregate Balance
	last FY	last FY	in last FY	Distributions	at Last FYE
Name	(1)	(2)	(3)		(4)
Richard J. Giromini	$ 90,915	$ 72,738	$179,813	—	$ 898,841
Jeffery L. Taylor	$ 10,476	$ 8,387	$ 2,724	—	$ 21,587
Erin J. Roth	$ 14,406	$ 11,530	$ 6,909	—	$ 50,081
Mark J. Weber	$ 33,064	$ 26,457	$ 44,041	$51,028	$ 179,739
Brent L. Yeagy	$ 168,905	$ 18,091	$ 25,620	—	$ 278,012

(1)	Amounts reflected in this column represent a portion of each NEO’s salary deferred in 2013. It also reflects the portion of the STI award earned in 2013, but not paid until 2014, that each NEO elected to defer. It does not reflect the portion of the STI award earned in 2012, but paid in 2013, that each NEO elected to defer. These amounts are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table on page 35.

(2)	Registrant contributions consist of a match against earnings deferred by a participant under the non-qualified deferred compensation plan. The Company fully matches the first 3% of earnings deferred by a participant under the non-qualified deferred compensation plan. In addition, the Company will contribute ½% for each additional percent of deferred earnings contributed by the participant, up to a maximum of 5% of the participant’s deferred earnings (thus resulting in a maximum of a 4% Company match on a participant’s deferral of 5% of his/her earnings). The amounts in this column represent the Company’s matching contributions during the fiscal year, as well as its match against the portion of the STI award, earned in 2013 but not paid until 2014, each NEO elected to defer. These amounts are also included in the Summary Compensation Table under the “All Other Compensation” column on page 35.

(3)	Amounts reflected in this column include changes in plan values during the last fiscal year, as well as any dividends and interest earned by the plan participant with regard to the investment funds chosen by such participant during the fiscal year.

(4)	The amounts reported in this column do not reflect the executive or registrant contributions associated with the STI awards earned in 2013, but not paid until 2014 (i.e. executive or registrant contributions after the close of the Company’s last fiscal year). The following represents the extent to which the amounts that are reported in this aggregate balance column were previously reported as compensation to our NEOs in our Summary Compensation Tables in 2013 and prior years:

Name	2013 ($)	Prior Years ($)
Richard J. Giromini	62,947	414,349
Jeffery L. Taylor	18,863	—
Erin J. Roth	25,936	16,333
Mark J. Weber	30,370	155,933
Brent L. Yeagy	96,974	—

Potential Payments on Termination or Change-in-Control

The section below describes the payments that may be made to NEOs in connection with a change-in-control or pursuant to certain termination events.

Associate Severance Plan

 In the absence of an employment agreement that provides for superior benefits, our Executive Severance Plan provides severance benefits to all of our associates, including our NEOs, in the event we terminate their employment without cause. Under this plan, our NEOs are eligible for a severance payment, on a bi-weekly basis, equal to the NEO’s base salary for a period of one month or, if the executive executes a general release, for a period of up to 18 months. In addition to the severance payment, the executive is entitled to receive a lump sum amount equal to his or her COBRA healthcare premiums for the duration of the severance period.

Change-in-Control.

We provide severance pay and benefits in connection with a “change in control” and Qualifying Termination, as defined below, to the Company’s executive officers, including all of the NEOs, in accordance with the terms of a change in control policy that we adopted in September 2011. For the purposes of this paragraph, a “change in control” means that (i) any person or group, other than any person or group that owns more than 50% of the total fair market value of Company stock prior to such transaction, acquires ownership of stock of the Company that, together with stock previously held by such person or group, constitutes more than 50% of the total fair market value of Company stock; (ii) there is a change in the effective control of the Company which means either (A) any one person or group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Company that represents 30% or more of the total voting power of Company stock, or (B) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (iii) any person or group acquires ownership of all or substantially all of the assets of Company. Benefits under the policy are payable in the event of a termination within twenty-four months after a change in control that is either by the Company “without cause” or by the executive for “good reason” (a “Qualifying Termination”). In the case of Mr. Giromini, he will not receive payments under our change in control plan if he is entitled to greater benefits under the terms of his employment agreement, as described below. An executive must execute a release in favor of the Company to receive benefits under the plan.

In addition, our equity incentive plans, other than our 2011 Omnibus Incentive Plan, provide that, upon a “corporate transaction,” all outstanding shares of restricted stock and all stock units shall vest in full. All outstanding stock options and stock appreciation rights shall either (i) become immediately exercisable for a period of fifteen days prior to the scheduled consummation of the corporate transaction or (ii) our Board may elect, in its sole discretion, to cancel any outstanding awards of stock options, restricted stock, stock units and/or stock appreciation units and pay to the holder, in the case of restricted stock or stock units, an amount equal to the per share corporate transaction consideration or, in the case of stock options or stock appreciation rights, an amount equal to the number of shares of stock subject to the stock option or stock appreciation right multiplied by the difference of the per share corporate transaction consideration and the exercise price of the stock option or stock appreciation price. Accelerated vesting upon a “corporate transaction” will not occur to the extent that provision is made in writing in connection with the corporate transaction for the assumption or continuation of the outstanding awards, or for the substitution of such outstanding awards for similar awards relating to the stock of the successor entity, or a parent or subsidiary of the successor entity, with appropriate adjustments to the number of shares of stock that would be delivered and the exercise price, grant price or purchase price relating to any such award. For purposes of this paragraph, a “corporate transaction” is generally defined as our dissolution or liquidation or a merger, consolidation, or reorganization between us and one or more other entities in which we are not the surviving entity; a sale of substantially all of our assets to another person or entity; or any transaction that results in any person or entity, other than persons who are stockholders or affiliates immediately prior to the transaction, owning 50% or more of the combined voting power of all classes of our stock.

Our 2011 Omnibus Incentive Plan provides that, upon a “change in control” in which awards are not assumed, all outstanding restricted stock, deferred stock units, and dividend equivalent rights, other than performance-based awards, shall vest in full and shares shall be delivered immediately prior to the occurrence of such change in control. All outstanding stock options and stock appreciation rights shall either (i) become immediately exercisable for a period of fifteen days prior to the scheduled consummation of the corporate transaction or (ii) our Board, or a committee thereof, may elect, in its sole discretion, to cancel any outstanding awards of stock options, restricted stock, deferred stock units and/or stock appreciation units and pay to the holder, in the case of restricted stock or deferred stock units, an amount equal to the formula or fixed price per share paid to holders of shares of stock pursuant to such change in control and, in the case of options or stock appreciation rights, an amount equal to the product of the number of shares of stock subject to such options or stock appreciation rights multiplied by the amount, if any, by which (x) the formula or fixed price per share paid to holders of shares of stock pursuant to such change in control transaction exceeds (y) the option price or stock appreciation right price applicable to the stock subject to such options or stock appreciation rights. Accelerated vesting upon a “change in control” will not occur to the extent that provision is made in writing in connection with the change in control for the assumption or continuation of the outstanding awards, or for the substitution of such outstanding awards for similar awards relating to the stock of the successor entity, or a parent or subsidiary of the successor entity, with appropriate adjustments to the number of shares of stock that would be delivered and the exercise price, grant price or purchase price relating to any such award. For the purposes of this paragraph, a “change in control” means (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of substantially all of the assets of the Company to another person or entity, or (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity owning 50% or more of the combined voting power of all classes of stock of the Company.

In the case of our CEO, the benefits under the change in control policy upon a Qualifying Termination are a severance payment of three times base salary plus three times his target bonus for the year in which the Qualifying Termination occurs. In addition, a payment will be made for a pro-rata portion of his target bonus for the current year, health benefits will be continued for eighteen (18) months (or until he obtains comparable coverage), and he shall be entitled to receive outplacement counseling services equal to no greater than $25,000. To be eligible for these benefits, Mr. Giromini would be required to execute a two-year non-compete/non-solicitation agreement.

In the case of our other NEOs, the benefits under the change in control policy upon a Qualifying Termination are a severance payment of two times base salary plus two times the executive’s target bonus for the year in which the Qualifying Termination occurs. In addition, a payment will be made for a pro-rata portion of the executive’s target bonus for the current year, health benefits will be continued for eighteen (18) months (or until the executive obtains comparable coverage), and each shall be entitled to receive outplacement counseling services equal to no greater than $25,000. To be eligible for these benefits, each would be required to execute a two-year non-compete/non-solicitation agreement.

Mr. Giromini’s Agreement.

Mr. Giromini’s employment agreement has certain provisions that provide for payments to him in the event of the termination of his employment or in the event of a termination of his employment in connection with a change-in-control.

•	Termination for cause or without good reason — In the event that Mr. Giromini’s employment is terminated for “cause” or he terminates employment without “good reason” (each as defined below), we will pay the compensation and benefits otherwise payable to him through the termination date of his employment. However, Mr. Giromini shall not be entitled to any bonus payment for the fiscal year in which he is terminated for cause.

•	Termination by reason of death or disability — If Mr. Giromini’s employment is terminated by reason of death or disability, we are required to pay to him or his estate, as the case may be, the compensation and benefits otherwise payable to him through his date of termination, and a pro-rated bonus payment for the portion of the year served assuming the applicable goals are satisfied. In addition, Mr. Giromini, or his estate, will maintain all of his rights in connection with his vested options.

•	Termination without cause or for good reason — In the event that we terminate Mr. Giromini’s employment without “cause,” or he terminates employment for “good reason,” we are required to pay to him his then current base salary (or an amount equal to $620,000 per year, if greater) for a period of two years. During such two-year period, or until Mr. Giromini is eligible to receive benefits from another employer, whichever is longer, the Company will provide for his participation in a health plan and such benefits will be in addition to any other benefits due to him under any other health plan. The Company will provide for his participation in a health plan for eighteen (18) months with an additional lump sum payment, less applicable withholdings for federal, state, and local taxes, equal to six (6) months’ premiums (at the rate and level of coverage applicable at the end of the eighteen (18) month period) under the Company’s health policy if coverage cannot be continued for more than eighteen (18) months. In addition, Mr. Giromini will maintain his rights in connection with his vested options. Furthermore, if Mr. Giromini’s termination occurs at our election without cause, he is entitled to receive a pro-rata portion of his bonus for the year in which he is terminated assuming the applicable goals are satisfied.

•	Termination without cause or for good reason in connection with a change-in-control — In the event that we terminate Mr. Giromini’s employment without “cause,” or he terminates employment for “good reason,” within 180 days of a “change of control” (as defined below) we are required to pay to him a sum equal to three times his then base salary (or three times $620,000, whichever is greater) plus his target bonus for that fiscal year. We are also required to pay to him the compensation and benefits otherwise payable to him through the last day of his employment. In addition, any unvested stock options or restricted stock held by Mr. Giromini shall immediately and fully vest upon his termination. Furthermore, at our election, we are required to either continue Mr. Giromini’s benefits for a period of three years following his termination or pay him a lump sum payment equal to three years’ premiums (at the rate and coverage level applicable at termination) under our health and dental insurance policy plus three years’ premiums under our life insurance policy. The Company will provide for his participation in the plans for eighteen (18) months with an additional lump sum payment, less applicable withholdings for federal, state, and local taxes, equal to eighteen (18) months’ premiums (at the rate and level of coverage applicable at the end of the eighteen (18) month period) under the Company’s health and dental insurance policy if coverage cannot be continued for more than eighteen (18) months. Any change of control payment that becomes subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties with respect to such excise tax, including any additional excise tax, interest or penalties imposed on the restorative payment, requires that we make an additional restorative payment to Mr. Giromini that will fund the payment of such taxes, interest and penalties.

The payments and benefits payable to Mr. Giromini in connection with a termination without cause or for good reason are contingent upon his execution of a negotiated general release of all claims within 45 days following his termination of employment. Mr. Giromini has also agreed not to compete with us during the term of his agreement and for a period of two years after termination for any reason. As provided for under the Company’s change-in-control policy and his employment agreement, Mr. Giromini, upon a change-in-control, is entitled to receive benefits under either the change-in-control policy or his employment agreement, but not both.

For purposes of Mr. Giromini’s employment agreement, the following definitions apply:

•	“Cause” means:

•	The willful and continued failure to perform the executive’s principal duties (other than any such failure resulting from vacation, leave of absence, or incapacity due to injury, accident, illness, or physical or mental incapacity) as reasonably determined by the Board in good faith after the executive has been given written, dated notice by the Board specifying in reasonable detail his failure to perform and specifying a reasonable period of time, but in any event not less than twenty (20) business days, to correct the problems set forth in the notice;

•	The executive’s chronic alcoholism or addiction to non-medically prescribed drugs;

•	Theft or embezzlement of the Company’s money, equipment, or securities by the executive;

•	The executive’s conviction of, or the entry of a pleading of guilty or nolo contendere to, any felony or misdemeanor involving moral turpitude or dishonesty; or

•	The executive’s material breach of the employment agreement, and the failure to cure such breach within ten (10) business days of written notice thereof specifying the breach.

•	“Change of Control” means:

•	Any person, other than any person currently a beneficial owner, becomes the beneficial owner of 50% or more of the combined voting power of our outstanding Common Stock;

•	During any two-year period, individuals who at the beginning of such period constitute the Board of Directors, including any new director whose election resulted from a vacancy on the Board of Directors caused by the mandatory retirement, death, or disability of a director and was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, cease for any reason to constitute a majority of the Board of Directors;

•	We consummate a merger or consolidation with or into another company, the result of which is that our stockholders at the time of the execution of the agreement to merge or consolidate own less than 80% of the total equity of the company surviving or resulting from the merger or consolidation, or of a company owning 100% of the total equity of such surviving or resulting company;

•	The sale in one or a series of transactions of all or substantially all of our assets;

•	Any person has commenced a tender or exchange offer, or entered into an agreement or received an option to acquire beneficial ownership of 50% or more of our Common Stock, unless the Board of Directors has made a reasonable determination that such action does not constitute and will not constitute a change of control; or

•	There is a change of control of a nature that would generally be required to be reported under the requirements of the Securities and Exchange Commission, other than in circumstances specifically covered above.

•	“Good Reason” means:

•	A material reduction in the executive’s base salary or bonus opportunity;

•	A material diminishment of the executive’s position, duties, or responsibilities;

•	The assignment by us to the executive of substantial additional duties or responsibilities that are inconsistent with the duties or responsibilities then being carried out by the executive and which are not duties of an executive nature;

•	Material breach of the employment agreement by us;

•	Material fraud on our part; or

•	Discontinuance of the active operation of our business, or our insolvency, or the filing by or against us of a petition in bankruptcy or for reorganization or restructuring pursuant to applicable insolvency or bankruptcy law.

Potential Payments on Termination or Change in Control – Payment and Benefit Estimates

The table below was prepared to reflect the estimated payments that would have been made pursuant to the policies and agreements described above. Except as otherwise noted, the estimated payments were calculated as though the applicable triggering event occurred and the NEO’s employment was terminated on December 31, 2013, using the share price of $12.35 of our Common Stock as of December 31, 2013.

			Accelerated Vesting of Equity Value					Parachute
		Short Term	(3)			Welfare	Life	Tax
		Incentive	Performance	Restricted	Stock	Benefits	Insurance	Gross-up
	Salary	Plan Bonus	Stock Units	Stock	Options	Continuation	Benefit	Payment	Total
Executive	(1)	(2)	(4)	(5)	(6)	(7)	(8)		($)
Richard J. Giromini
Termination without cause or by executive for good reason	$2,400,000	$2,400,000	—	—	—	$160,955	—	—	$ 4,479,909
Termination following a change-in-control	$2,400,000	$3,518,954	$521,721	$1,540,169	$385,917	$266,432	—	$3,325,738	$11,958,931
Change-in-Control only	—	—	$521,721	$1,540,169	$385,917	—	—	—	$ 2,447,807
Termination as Result of Death	—	—	—	—	—	—	$2,700,000	—	$ 2,700,000
Jeffery L. Taylor
Termination without cause or by executive for good reason	$ 412,500	—	—	—	—	$ 30,274	—	—	$ 442,774
Termination following a change-in-control	$ 550,000	$ 439,388	—	$ 35,938	$ 12,659	$ 55,274	—	—	$ 1,093,259
Change-in-Control only	—	—	—	$ 35,938	$ 12,659	—	—	—	$ 48,597
Erin J. Roth
Termination without cause or by executive for good reason	$ 480,000	—	—	—	—	$ 32,456	—	—	$ 512,456
Termination following a change-in-control	$ 640,000	$ 582,492	$135,793	$ 359,879	$ 88,211	$ 57,456	—	—	$ 1,863,831
Change-in-Control only	—	—	$135,793	$ 359,879	$ 88,211	—	—	—	$ 583,883
Mark J. Weber
Termination without cause or by executive for good reason	$ 547,500	—	—	—	—	$ 27,329	—	—	$ 574,829
Termination following a change-in-control	$ 730,000	$ 798,389	$169,741	$ 416,071	$ 99,339	$ 52,329	—	—	$ 2,265,869
Change-in-Control only	—	—	$169,741	$ 416,071	$ 99,339	—	—	—	$ 685,151
Brent L. Yeagy
Termination without cause or by executive for good reason	$ 517,500	—	—	—	—	$ 33,337	—	—	$ 550,837
Termination following a change-in-control	$ 690,000	$ 546,207	$ 73,737	$ 245,642	$ 62,874	$ 58,337	—	—	$ 1,676,797
Change-in-Control only	—	—	$ 73,737	$ 245,642	$ 62,874	—	—	—	$ 382,253

*	As discussed previously, upon a change-in-control, Mr. Giromini is entitled to receive benefits under either the Change in Control Plan or his employment agreement, but not both. Unless otherwise noted, all “change-in-control” values reflected in this table assume Mr. Giromini elected to receive benefits under his employment agreement.

(1)	Pursuant to the Company’s severance plan, which is applicable to all associates, NEOs are entitled to 1 ½ times base salary upon termination without cause or by the executive with good reason. Pursuant to Mr. Giromini’s employment agreement, he is entitled to 2 times his base salary, if he is terminated without cause or he voluntarily terminates his employment with good reason.

In the event of a change-in-control and qualifying termination, pursuant to the Change in Control Plan, NEOs, other than Mr. Giromini, are provided a lump sum payment of 2 times the NEOs base salary. For Mr. Giromini, both Mr. Giromini’s employment agreement and the Change in Control Plan provide for, upon a change-in-control and qualifying termination, a lump sum payment of 3 times his base salary.

(2)	Pursuant to Mr. Giromini’s employment agreement, he is entitled to 2 times his bonus at “Target” for the year in which he is terminated, if he is terminated without cause or by himself with good reason.

In the event of a change-in-control and qualifying termination, pursuant to the Change in Control Plan, NEOs, other than Mr. Giromini, are provided payment of 2 times the NEO’s Target Annual Bonus and a pro-rata portion of the NEO’s Target Annual Bonus for the year in which the s/he is terminated. For Mr. Giromini, the Change in Control Plan provides for, upon a change-in-control and qualifying termination, 3 times his Target Annual Bonus and a pro-rata portion of his Target Annual Bonus for the year in which the he is terminated. See footnote 3 to the Summary Compensation Table (p. 35) for discussion of the 2013 STI Plan “Target” bonus amounts used to calculate the values reflected in this column. Mr. Giromini’s employment agreement provides for, upon a change-in-control and qualifying termination, payment of his Target Bonus for the year in which he is terminated.

(3)	In the event of a change in control, all outstanding equity compensation grants made to participants by the Company pursuant to our equity incentive plans other than our 2011 Omnibus Incentive Plan that are outstanding are accelerated and vest immediately. This is also the case under Mr. Giromini’s employment agreement. For those outstanding equity compensation grants made to participants under our 2011 Omnibus Incentive Plan, all outstanding restricted stock, restricted stock units, and dividend equivalent rights, other than performance-based awards, shall only vest immediately if the outstanding awards are not assumed or continued as part of the “change in control” event.

(4)	Amounts reflected in this column include performance stock units awarded in 2011, which were awarded pursuant to our 2007 Omnibus Incentive Plan. For a description of all performance stock unit awards, see footnotes 4, 7 and 8 to the Outstanding Equity Awards at Fiscal Year-End table on pages 40-41. Only performance stock units earned as of the triggering event are subject to the accelerated vesting features of the Change in Control Plan.

(5)	Amounts reflected in this column include restricted stock units awarded in 2011, which were awarded pursuant to our 2007 Omnibus Incentive Plan. For a description of the 2011 awards, see footnote 4 to the Outstanding Equity Awards at Fiscal Year-End table on page 41. Amounts reflected in this column also assume that any awards granted in 2012 or 2013 pursuant to our 2011 Omnibus Incentive Plan were not assumed or continued as part of the “change in control” event, and as such, pursuant to the terms of our 2011 Omnibus Incentive Plan, include outstanding restricted stock units, but do not include any outstanding performance-based stock units. For a description of the 2013 awards, see the Grants of Plan Based Awards table and accompanying narrative on pages 38-39; for a detailed description of the effect of a “change of control” on awards granted pursuant to our 2007 and 2011 Omnibus Incentive Plans, see page 43-44.

(6)	Amounts reflected in this column include non-qualified stock options awarded in 2011, which were awarded pursuant to our 2007 Omnibus Incentive Plan. For a description of the 2011 awards, see footnote 1 to the Outstanding Equity Awards at Fiscal Year-End table on page 40. Amounts reflected in this column also assume that any non-qualified stock options awards granted in 2012 or 2013 pursuant to our 2011 Omnibus Incentive Plan were not assumed or continued as part of the “change in control” event, and as such, become immediately exercisable for a period of 15 days prior to the consummation of the change of control corporate transaction. For a description of the 2013 awards, see the Grants of Plan Based Awards table and accompanying narrative on pages 38-39; for a detailed description of the effect of a “change of control” on awards granted pursuant to our 2007 and 2011 Omnibus Incentive Plans, see page 43-44.

(7)	Pursuant to the Company’s severance plan, which is applicable to all associates, NEOs are entitled to reimbursement for welfare benefits continuation for 1 ½ years upon termination without cause or by the executive with good reason. Pursuant to Mr. Giromini’s employment agreement, he is entitled to payment of premiums on his Executive Life Insurance Program, as well as reimbursement for welfare benefits continuation for 2 years, if he is terminated without cause or by himself with good reason.

In the event of a change-in-control and qualifying termination, pursuant to the Change in Control Plan, NEOs, including Mr. Giromini, are provided outplacement counseling services no greater in value than $25,000, and reimbursement for welfare benefits continuation for up to 18 months. Under Mr. Giromini’s employment agreement, he is entitled to payment of premiums on his Executive Life Insurance Program, as well as reimbursement for welfare benefits continuation, for 3 years, in the event of a change-in-control and qualifying termination.

(8)	Current value of payout under the Executive Life Insurance Plan payable to Mr. Giromini’s beneficiaries in the event of his termination as a result of his death.

General Assumptions

•	The amounts shown do not include distributions of plan balances under the Wabash National Deferred Compensation Plan. Those amounts are shown in the Nonqualified Deferred Compensation table.
•	No payments or benefits are payable or due upon a voluntary termination or termination for cause, other than amounts already earned.
•	Salary amounts payable use full salary values as of December 31, 2013. Bonus amounts payable are at the 2013 STI “Target” level, as approved by the Compensation Committee. See footnote 3 to the Summary Compensation Table (p. 35) for discussion of the 2013 STI Plan “Target” bonus amounts used to calculate the values reflected in this column.

Equity-based Assumptions

•	For all NEOs, on those service-based restricted stock/restricted stock unit awards granted pursuant to our 2007 Omnibus Incentive Plan, assumed acceleration of vesting as a result of terminations following a change of control event.
•	For all NEOs, on those unexerciseable options awarded pursuant to our 2007 Omnibus Incentive Plan, assumed accelerated vesting of such awards, which become immediately exercisable, upon termination following a change of control event.
•	For all NEOs, with regard to equity awards granted pursuant to our 2007 Omnibus Incentive Plan, for a change of control that is not accompanied by a termination of employment, the event constitutes a "corporate transaction.” As such, assumed the equity awards were not assumed or substituted for as part of the “corporate transaction,” and the vesting of all equity awards accelerated in full.
•	For all awards granted pursuant to our 2011 Omnibus Incentive Plan, assumed that all outstanding equity awards were not assumed or continued as part of the “change in control” event. As such, all outstanding restricted stock, deferred stock units, and dividend equivalent rights, other than performance-based awards, vested immediately and all outstanding stock options and stock appreciation rights were assumed to have become immediately exercisable (for the fifteen day period prescribed in Company’s 2011 Omnibus Incentive Plan).

Equity Compensation Plan Information

The following table summarizes information regarding our equity compensation plan as of December 31, 2013:

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (2)	WEIGHTED AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (3)
Equity Compensation Plans Approved by Security Holders (1)	1,999,688	$11.57	3,878,258

(1)	All equity compensation plans have been approved by the Company’s stockholders. As a result, the numbers and value shown reflect all equity compensation plans.

(2)	Consists of shares of Common Stock to be issued upon exercise of outstanding options granted under the Wabash National Corporation 2007 Omnibus Incentive Plan (“the 2007 Plan”) and the Wabash National Corporation 2011 Omnibus Incentive Plan (“the 2011 Plan”). There are no securities that are currently issuable under the Wabash National Corporation Directors and Executives Deferred Compensation Plan, and the number of securities available for grant under that plan is indeterminable as that number is dependent upon future deferrals by eligible participants.

(3)	Consists of shares of Common Stock available for future issuance pursuant to the 2011 Plan, which includes shares previously available for issuance under the 2007 Plan and are now available for issuance under the 2011 Plan. There were a total of 3,878,258 shares of Common Stock available as of December 31, 2013 for future issuance under the 2011 Plan pursuant to grants in the form of restricted stock, stock units, unrestricted stock, options and other incentive awards, subject to certain limitations in the 2011 Plan.

Restricted Stock Grants

We have issued an aggregate of 323,070 shares of restricted stock pursuant to the Wabash National Corporation 2004 Stock Incentive Plan, of which 94,697 were forfeited or otherwise cancelled, and 228,373 vested on or before December 31, 2013, with no shares remaining subject to forfeiture as of that date.

We have issued an aggregate of 1,407,283 shares of restricted stock and restricted stock units (which, upon vesting will convert to shares of the Company’s common stock) pursuant to the 2007 Plan, of which 401,139 were forfeited or otherwise cancelled, and 836,357 vested on or before December 31, 2013, with 167,787 remaining subject to forfeiture as of that date. These amounts exclude the issuance of performance stock units (which, upon vesting will convert to shares of the Company’s common stock) in the aggregate of 180,880, of which 3,857 have been forfeited, cancelled or vested on or before December 31, 2013, with 177,023 remaining subject to forfeiture as of that date.

We have issued an aggregate of 519,241 shares of restricted stock and restricted stock units (which, upon vesting will convert to shares of the Company’s common stock) pursuant to the 2011 Plan, of which 63,530 were forfeited or otherwise cancelled, and 42,250 vested on or before December 31, 2013, with 410,461 remaining subject to forfeiture as of that date. These amounts exclude the issuance of performance stock units (which are subject to three-year performance criteria, but upon vesting will convert to shares of the Company’s common stock) in the aggregate of 406,190, of which 16,530 have been forfeited, cancelled or vested on or before December 31, 2013, with 389,660 remaining subject to forfeiture as of that date.

PROPOSAL 2

Advisory Vote on the Compensation of Our Executive Officers

We are asking stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of the NEOs of our Company. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and the philosophy, policies and practices described in this proxy statement. We urge you to read the “Executive Compensation” section of this Proxy Statement, including our “Compensation Discussion and Analysis,” executive officer compensation tables and related narrative discussion, beginning on page 17, which provides details on the Company’s compensation programs and policies for our executive officers, including the 2013 compensation of our NEO’s. Our Compensation Discussion and Analysis provides stockholders with a detailed description of our compensation programs, including the philosophy and strategy underpinning the programs, the individual elements of the compensation programs, and how our compensation plans are administered. Our compensation philosophy, discussed in the Compensation Discussion and Analysis section “Philosophy and Objectives of Wabash National Compensation Program” is supported by the following principles:

•	Attract, retain, and motivate high-caliber executives;

•	As the responsibility of an associate/executive increases within the Company, place a larger portion of total compensation “at-risk,” with an increasing portion tied to long-term incentives;

•	Provide the appropriate level of reward for performance;

•	Recognize the cyclical nature of our primary truck-trailer business and the need to manage value through the business cycle;

•	Provide stockholder alignment by encouraging NEOs to be long-term stockholders of Wabash National;

•	Structure compensation programs to meet the tax deductibility criteria in the U.S. Internal Revenue Code when practicable; and

•	Structure the compensation program to be regarded positively by our stockholders and associates, but to provide the Compensation Committee with the flexibility needed to satisfy all of these listed goals.

We believe the executive compensation program has been instrumental in retaining and attracting high quality executive management who helped us achieve profitability in 2011 following the economic downturn experienced in prior years, guided the Company through its acquisition of the Walker Group and the Company’s improvement in profits and margins in 2012, and led the Company to a record-setting year for revenue, operating income and gross profit in 2013. For a more detailed description of the Company’s financial results for 2013, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

We are committed to “pay for performance,” meaning that a significant portion of our executive officer compensation is variable, “at-risk,” and will be determined based on our performance. In addition, we design our executive compensation to encourage long-term commitment by our executive officers to Wabash National. We believe our executive compensation programs encompass several “best practices” including:

•	Close monitoring of the compensation systems of companies of similar size and similar industries, with the objective of setting total compensation (base salary, annual cash incentives and long-term equity incentives) for executives at levels that are generally competitive with our peer group, but also accounting for the Company’s own financial performance objectives. However, as noted in our Compensation Discussion and Analysis section, several of our executives have actually been compensated below market levels for the past several years. We remain committed, however, to bringing our total executive compensation levels in line with market medians as part of our continued efforts to retain quality leadership for the company.

•	A significant portion (ranging from approximately 46% to 76%) of our executives’ target total compensation is considered to be “at risk,” or based on the performance of the Company, with approximately 76% of our CEO’s total compensation in 2013 (at “Target” performance levels) classified as “at risk.”

•	To motivate our executive officers to align their interests with those of our stockholders, we provide annual incentives, which are designed to reward our executive officers for the attainment of short-term goals, as well as long-term incentives, which are designed to reward them for the achievement of identified long-term performance goals, as well as for increases in our stockholder value over time.

•	Long-term incentives are provided to executive officers in the form of stock options, restricted stock units, performance stock units or similar equity-linked awards. These equity-linked awards, which vest over a period of three years, constituted between 24% and 52% of our executives’ target total compensation in 2013 (with 52% of our CEO’s target total compensation comprised of equity-linked awards). These awards link compensation with the long-term price performance of our stock and also provide a substantial retention incentive for our executives.

•	In 2013, we established corporate performance goals under the Company’s Short-Term Incentive Plan based on the Company’s attainment of its Operating Income and Net Working Capital goals, creating a clear and direct relationship between executive pay and the Company’s financial performance in 2013.

•	In 2013, we established a three-year corporate performance period under the Company’s Long-Term Incentive (“LTI”) Plan, requiring the Company to achieve certain Cumulative EBITDA and Relative Total Shareholder Return targets set by the Compensation Committee before LTI Plan participants could earn Performance Stock Units granted under the 2013 LTI Plan. This created a clear and direct relationship between executive pay and the focus on long-term increases in stockholder value.

•	We have adopted Stock Ownership guidelines to encourage the retention of stock by our executives and to strengthen the relationship between compensation and performance.

•	We do not have retirement programs uniquely applicable to our executive officers.

•	We do not have individual employment or severance agreements with any of our NEOs, other than an employment agreement with Mr. Giromini. Mr. Giromini’s employment agreement does not automatically renew; the Compensation Committee reviews the agreement and Mr. Giromini’s performance on a yearly basis before determining whether to renew the agreement for another one-year term.

•	We employ a double-trigger change in control provision as part of our Change-in-Control policy.

•	We have adopted a policy precluding all directors and associates, including our executive officers, and their Related Persons from engaging in short sales of the Company’s stock or trading in instruments designed to hedge against the Company’s stock.

•	We do not provide substantial perquisites to our executive officers.

 The Compensation Committee discharges many of the Board’s responsibilities related to executive compensation and continuously strives to align our compensation policies with our performance. The Compensation Committee has, over the last three years, among other things, taken the following actions to align executive compensation with stockholder interests in light of the challenging economic climate:

1)	In 2011, the Committee agreed with Company management’s recommendation to fully restore base salaries for associates, including the NEOs, to pre-2009 levels only upon the demonstrated financial performance of the Company. As such, NEO base salaries were not fully restored to pre-2009 levels until July 1, 2011. Even with these actions, compensation levels for the majority of our executives remained below median market levels as of 2013.

2)	Engaged in a formal annual performance evaluation process for our CEO;

3)	In 2011, 2012 and 2013, engaged its external, independent compensation consultant to assess the competitiveness of the Company’s executive compensation program and compensation levels against a peer group of companies similar to Wabash National (see p. 24) prior to implementing any increases in compensation for the NEOs; and,

4)	Continued its annual process to assess risks associated with the Company’s compensation policies and programs.

The Compensation Committee will continue to analyze our executive compensation policies and practices and adjust them as appropriate to reflect our performance and competitive needs. The Board believes that the executive compensation - as disclosed in the Compensation Discussion and Analysis, tabular disclosures, and other narrative executive compensation disclosures in this Proxy Statement - reflects our compensation philosophy and aligns with the pay practices of our peer group.

Effect of the Proposal

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our executive officers’ compensation. This say-on-pay vote is an advisory vote that is not binding on us.

The approval or disapproval by stockholders will not require the Board or the Compensation Committee to take any action regarding the Company’s executive compensation practices. The final decisions on the compensation and benefits of our NEOs and on whether, and if so, how, to address stockholder disapproval remains with the Board and the Compensation Committee.

The Board believes that the Compensation Committee is in the best position to consider the extensive information and factors necessary to make independent, objective, and competitive compensation recommendations and decisions that are in the best interests of Wabash National and its stockholders.

However, the Board and our Compensation Committee value the opinions expressed by stockholders in their vote on this proposal, and will carefully consider the outcome of the vote when making future compensation decisions with respect to our executive officers. In that regard, the Board and our Compensation Committee carefully considered the results of last year’s say-on-pay vote, in which 95% of stockholders voted in favor of our say-on-pay proposal, and took such results into account by continuing to emphasize the core principles of our compensation philosophy and best practices of our compensation programs.

The Board urges you to carefully review the Compensation Discussion and Analysis section of this Proxy Statement, together with the compensation tables, which describe our compensation philosophy and programs in greater detail, and to approve the following resolution:

“RESOLVED, that the stockholders hereby approve on an advisory basis the compensation paid to the Wabash National Corporation named executive officers, as disclosed in the Wabash National Corporation Proxy Statement pursuant to the rules of the Securities and Exchange Commission (including the Compensation Discussion and Analysis, compensation tables and narrative discussion).”

Board Recommendation

The Board of Directors UNANIMOUSLY recommends that you vote “FOR” the approval of the compensation of our executive officers, as disclosed in this Proxy Statement.

PROPOSAL 3

Ratification of Appointment of Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed the accounting firm of Ernst & Young LLP the independent registered public accounting firm for the Company for the year ending December 31, 2014. Ernst & Young acted as our independent auditors for the year ended December 31, 2013. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions. The Audit Committee is responsible for hiring, compensating and overseeing the independent registered public accounting firm, and reserves the right to exercise that responsibility at any time. If the appointment of Ernst & Young is not ratified by the stockholders, the Audit Committee is not obligated to appoint another registered public accounting firm, but the Audit Committee will give consideration to such unfavorable vote.

Board Recommendation

The Board of Directors UNANIMOUSLY recommends that you vote “FOR” ratification of the appointment of

Ernst & Young LLP as the Company’s independent registered public accounting firm.

Principal Accounting Fees and Services

The fees billed by Ernst & Young for professional services provided to us for the years ended December 31, 2013 and December 31, 2012 were as follows:

FEE CATEGORY	2013	2012
	($ in thousands)
Audit Fees	1,436	$ 1,656
Audit-Related Fees	11	292
Tax Fees	1	1
All Other Fees	—	—
Total Fees	$ 1,448	$ 1,949

Audit Fees.

Consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports, and services in connection with securities offerings and registration statements.

Audit-Related Fees.

Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” In 2013 and 2012, these services included audits of benefit plans, services in connection with due diligence related to acquisitions, and other audit-related services.

Tax Fees.

Consist of fees billed for professional services for tax compliance, tax advice and tax planning.

All Other Fees.

Consist of fees for services provided by Ernst & Young that are not included in the service categories reported above.

In 2013 and 2012, all Ernst & Young fees were pre-approved by the Audit Committee pursuant to the policy described below. After consideration, the Audit Committee has concluded that the provision of non-audit services by Ernst & Young to Wabash is compatible with maintaining the independence of Ernst & Young.

Pre-Approval Policy for Audit and Non-Audit Fees

The Audit Committee has sole authority and responsibility to select, evaluate and, if necessary, replace the independent auditor. The Audit Committee has sole authority to approve all audit engagement fees and terms, and the Committee, or a member of the Committee, must pre-approve any non-audit service provided to the Company by the Company’s independent auditor. The Audit Committee reviews the status of each engagement at its regularly scheduled meetings. In 2013 and 2012, the Committee pre-approved all services provided by the independent auditor. The independent auditor provides an engagement letter in advance of the meeting of the Audit Committee that occurs in connection with our annual meeting of stockholders, outlining the scope of the audit and related audit fees.

Audit Committee Report

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE DOES NOT CONSTITUTE SOLICITING MATERIAL AND SHOULD NOT BE DEEMED FILED OR INCORPORATED BY REFERENCE INTO ANY OTHER FILING BY US UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE THIS REPORT.

The Audit Committee of the Board of Directors in 2013 consisted of Mr. Sorensen, Dr. Jischke, and Mr. Kunz. The Committee’s responsibilities are described in a written charter adopted by the Board of Directors in February 2003, and revised and updated in December 2013. The charter is available on our website at www.wabashnational.com or by writing to us at Wabash National Corporation, Attention: Corporate Secretary, P.O. Box 6129, Lafayette, Indiana 47903.

As part of its ongoing activities, the Audit Committee has:

•	Reviewed and discussed with management our audited consolidated financial statements for the year ended December 31, 2013;

•	Discussed with Ernst & Young, our independent auditors for 2013, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	Received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence.

On the basis of these reviews and discussions, the Audit Committee recommended that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

AUDIT COMMITTEE

Scott K. Sorensen
Martin C. Jischke
John E. Kunz

General Matters

Availability of Certain Documents

A copy of our 2013 Annual Report on Form 10-K is posted with this Proxy Statement. You also may obtain additional copies without charge and without the exhibits by writing to: Wabash National Corporation, Attention: Corporate Secretary, P.O. Box 6129, Lafayette, Indiana 47903. These documents also are available through our website at www.wabashnational.com.

The charters for our Audit, Compensation, and Nominating and Corporate Governance Committees, as well as our Corporate Governance Guidelines and our Codes of Business Conduct and Ethics, are available on the Investors page of the Company Info section of our website at www.wabashnational.com and are available in print without charge by writing to: Wabash National Corporation, Attention: Corporate Secretary, P.O. Box 6129, Lafayette, Indiana 47903.

Stockholder Proposals and Nominations

Stockholder Proposals for Inclusion in 2015 Proxy Statement.  To be eligible for inclusion in the proxy statement for our 2015 Annual Meeting, stockholder proposals must be received by the Company’s Corporate Secretary no later than the close of business on December 6, 2014. However, if the date of the 2015 Annual Meeting has changed by more than 30 days from the date of the 2014 Annual Meeting indicated herein, then stockholder proposals must be received a reasonable time before the Company begins to print and send its proxy materials for the 2015 Annual Meeting. Proposals should be sent to Wabash National Corporation, Attention: Corporate Secretary, 1000 Sagamore Parkway South, Lafayette, Indiana 47905 and follow the procedures required by Rule 14a-8 of the Securities Exchange Act of 1934.

Stockholder Director Nominations and other Stockholder Proposals for Presentation at the 2015 Annual Meeting.  Under our Bylaws, written notice of stockholder nominations to the Board of Directors and any other business proposed by a stockholder that is not to be included in our proxy statement must be delivered to the Company’s Corporate Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any stockholder who wishes to have a nomination or other business considered at the 2015 Annual Meeting must deliver a written notice (containing the information specified in our Bylaws regarding the stockholder, the nominee and the proposed action, as appropriate) to the Company’s Corporate Secretary between January 15, 2015 and February 14, 2015. However, if the date of the 2015 Annual Meeting is more than 30 days before or after the first anniversary of the 2014 Annual Meeting, any stockholder who wishes to have a nomination or other business considered at the 2015 Annual Meeting must deliver written notice (containing the information specified in our Bylaws regarding the stockholder, the nominee and the proposed action, as appropriate) to the Company’s Corporate Secretary not earlier than 120 days prior to such Annual Meeting and not later than the later of the 90th day prior to such Annual Meeting or the tenth day following the public announcement of such Annual Meeting. SEC rules permit management to vote proxies in its discretion with respect to such matters if we advise stockholders how management intends to vote. A nomination or other proposal will be disregarded if it does not comply with the above procedure and any additional requirements set forth in our Bylaws. Please note that these requirements are separate from the SEC’s requirements to have your proposal included in our proxy materials.

Householding of Proxy Materials

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice of sending only one copy of proxy materials is called “householding” and this practice saves us money in printing and distribution costs and reduces the environmental impact of our Annual Meeting. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

Directions to the Annual Meeting

Directions to the 2014 Annual Meeting of Stockholders, to be held at the Wabash National Corporation Ehrlich Innovation Center, located at 3233 Kossuth Street, Lafayette, IN 47905, are set forth below:

Directions from Indianapolis and other points south of West Lafayette:

Take I-65 North toward Chicago to Lafayette Exit 172. Turn left (West) on St. Rd. 26 to U.S. 52. Turn left (South) on U.S. 52, drive approximately 1/2 mile to Kossuth Street. Turn right (West) on Kossuth Street. Drive approximately 1/10 mile; 3233 Kossuth Street (the Wabash National Corporation Ehrlich Innovation Center) will be on the left (South) side of the street.

Directions from Chicago and other points north of West Lafayette:

Take I-65 South to Lafayette Exit 172. Turn right (West) on St. Rd. 26 to U.S. 52. Turn left (South) on U.S. 52, drive approximately 1/2 mile to Kossuth Street. Turn right (West) on Kossuth Street. Drive approximately 1/10 mile; 3233 Kossuth Street (the Wabash National Corporation Ehrlich Innovation Center) will be on the left (South) side of the street.

Other Matters

As of the date of this Proxy Statement, the Board of Directors does not intend to present at the Annual Meeting any matters other than those described in this Proxy Statement and does not know of any matters that will be presented by other parties. If any other matter is properly brought before the meeting for action by the stockholders, proxies in the enclosed form returned to Wabash National will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By Order of the Board of Directors

Erin J. Roth
Senior Vice President
April 4, 2014	General Counsel & Corporate Secretary

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